UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

TEREX CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously by written preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2), and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

TEREX CORPORATION
200 Nyala Farm Road, Westport, Connecticut 06880

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2019

The Annual Meeting of Stockholders of Terex Corporation (“Terex” or the “Company”) will be held on Thursday, May 16, 2019, at 10:00 a.m., Eastern Time (the “Annual Meeting”). We are pleased to announce that this year’s Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted live via the Internet. You will be able to attend the Annual Meeting online and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/terex2019. At the Annual Meeting, the following items of business will be considered:

1.	To elect ten (10) directors of the Company to hold office for one year or until their successors are duly elected and qualified.
2.	To hold an advisory vote to approve the compensation of the Company’s named executive officers.
3.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2019.
4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. The Board of Directors of the Company has fixed the close of business on March 21, 2019 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

The United States Securities and Exchange Commission rules allow us to furnish proxy materials to our stockholders on the Internet. We are pleased to utilize these rules and believe that they enable us to provide our stockholders with the information that they need while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

On or about April 3, 2019, we will be mailing our Notice of Internet Availability of Proxy Materials to most of our stockholders, which contains instructions for our stockholders’ use of this process, including how to access our 2019 Proxy Statement and 2018 Annual Report and how to vote online. If you received only a Notice of Internet Availability of Proxy Materials this year, the Notice contains instructions on how you may receive a paper copy of the Proxy Statement and Annual Report.

EVERY STOCKHOLDER’S VOTE IS IMPORTANT. While all stockholders are invited to attend the Annual Meeting (in person or virtually via the Internet), we urge you to vote whether or not you will be present at the Annual Meeting. You may vote by telephone or via the Internet. If you received a paper copy of the proxy card by mail, you may complete, date and sign the proxy card and return it in the envelope provided. No postage is required if the proxy card is mailed in the United States. You may withdraw your proxy or change your vote at any time before your proxy is voted, either by voting in person at the Annual Meeting, by proxy, by telephone or via the Internet. Please vote promptly in order to avoid the additional expense of further solicitation.

BY ORDER OF THE BOARD OF DIRECTORS,

ERIC I COHEN
Secretary

April 3, 2019
Westport, Connecticut

TEREX CORPORATION
200 Nyala Farm Road, Westport, Connecticut 06880

PROXY SUMMARY

2019 ANNUAL MEETING OF STOCKHOLDERS

Date: Thursday, May 16, 2019 Time: 10:00 a.m. Eastern Time	Place: Live via the Internet at www.virtualshareholdermeeting.com/terex2019

General Information About the Annual Meeting and Voting

This Proxy Statement is furnished to stockholders of Terex Corporation (“Terex” or the “Company”) in connection with the solicitation of proxies by and on behalf of the Company’s Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m., Eastern Time, on May 16, 2019, virtually via the Internet at www.virtualshareholdermeeting.com/terex2019 and at any adjournments or postponements thereof (collectively, the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”).

The Company will also be holding a stockholder forum on compensation matters (the “Compensation Forum”), immediately before the Annual Meeting at 9:30 a.m. Eastern Time, on May 16, 2019, virtually via the Internet at www.virtualshareholdermeeting.com/terex2019, in which stockholders will be given the opportunity to ask questions of the Company’s Compensation Committee chairperson and provide feedback on the Company’s executive compensation program.

As of March 21, 2019, the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting, the Company had outstanding 71,147,174 shares of common stock, $.01 par value per share (“Common Stock”).

Under rules and regulations of the United States Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner of our Common Stock, we are furnishing proxy materials, which include our Proxy Statement and Annual Report, to our stockholders over the Internet and providing a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) by mail to all of our stockholders, other than to stockholders who previously elected to receive a printed copy of the proxy materials. Those stockholders that previously elected to receive printed proxy materials will each receive such materials by mail. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Internet Notice. Instead, the Internet Notice will instruct you how you may access and review all of the important information contained in the proxy materials over the Internet. The Internet Notice also instructs you how you may submit your proxy via telephone or the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Internet Notice.

We are mailing the Internet Notice to our stockholders on or about April 3, 2019.

Each share of Common Stock is entitled to one vote per share for each matter to be voted on at the Annual Meeting. Nominees for the Board will be elected if more votes are cast in favor of the nominee than are cast against the nominee by the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Each other matter to be voted upon at the meeting requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote.

A quorum of stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock representing a majority of the aggregate number of votes entitled to be cast. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. With respect to all matters to be voted upon at the Annual Meeting, abstentions will have the effect of a negative vote and broker non-votes will not be considered as votes cast and thus will have no effect on the outcome of the vote.

Proxy solicitations by the Board will be made by mail, by phone, via the Internet or by personal interviews conducted by officers or employees of the Company. All costs of solicitations, including (a) printing and mailing of the Notice of Internet Availability of Proxy Materials, (b) the printing and mailing of this Proxy Statement and accompanying material, (c) the reimbursement of brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the Company’s stock, and (d) supplementary solicitations to submit proxies, if any, will be borne by the Company.

2019 PROXY STATEMENT

PROXY SUMMARY

How To Vote

In order that your shares of Common Stock may be represented at the Annual Meeting, you are requested to vote your proxy using one of the following methods:

using the internet at www.proxyvote.com	call the number included on your proxy card or notice	mail your signed proxy or voting instruction form	scan this QR code to vote with your mobile device

Brokers may not vote your shares on the election of directors or regarding the compensation of the Company’s named executive officers in the absence of your specific instructions as to how to vote. The Company encourages you to provide instructions to your broker regarding the voting of your shares.

If you vote via the Internet, by telephone, with your mobile device or by mailing a proxy card, we will vote your shares as you direct. For each item being submitted for stockholder vote, you may vote “for” or “against” the proposal or you may abstain from voting.

If you submit a proxy via the Internet, by telephone, with your mobile device or by mailing a proxy card without indicating your instructions, we will vote your shares consistent with the recommendations of our Board as stated in this Proxy Statement and in the Internet Notice, specifically in favor of our nominees for directors, in favor of the compensation of the Company’s named executive officers and in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matters are properly presented at the Annual Meeting for consideration, then our officers named on your proxy will have discretion to vote for you on those matters. As of the date of the Internet Notice, we know of no other matters to be presented at the Annual Meeting.

Revocation of Proxies – Any stockholder giving a proxy has the right to attend the Annual Meeting to vote his or her shares of Common Stock (thereby revoking any prior proxy). Any stockholder also has the right to revoke the proxy at any time by executing a later-dated proxy, by telephone, via the Internet or by written revocation received by the Secretary of the Company prior to the time the proxy is voted. All properly executed and unrevoked proxies delivered pursuant to this solicitation, if received at or prior to the Annual Meeting, will be voted at the Annual Meeting.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

ANNUAL MEETING AGENDA AND VOTING RECOMMENDATIONS

Proposal	Board Voting Recommendation:	Page Reference (for more detail):
Proposal 1: Election of directors	For	3
Proposal 2: Advisory vote to approve the compensation of the named executive officers	For	18
Proposal 3: Ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for 2019	For	43

2019 PROXY STATEMENT

DIRECTORS AND GOVERNANCE

PROPOSAL 1: ELECTION OF DIRECTORS

At the Annual Meeting, ten directors of the Company are to be elected to hold office until the Company’s next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Each director shall be elected if more votes are cast in favor of the nominee than are cast against the nominee by the holders of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Unless marked to the contrary, the proxies received by the Company will be voted FOR the election of the ten nominees listed below, all of whom are presently members of the Board.

Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected. However, should any of the nominees for director decline or become unable to accept nomination if elected, it is intended that the Board will vote for the election of such other person as director as it shall designate. The Company has no reason to believe that any nominee will decline or be unable to serve if elected.

In the event of an uncontested election, as is the case this year, any nominee for director who is a current director and receives less than a majority of the votes cast in person or by proxy at the Annual Meeting shall offer to resign from the Board. While the Board does not believe that in each such case a director should necessarily leave the Board, this presents an opportunity for the Board, through its Governance and Nominating Committee, to consider the resignation offer.

The information set forth below has been furnished to the Company by the nominees and sets forth for each nominee, as of March 24, 2019, such nominee’s name, business experience for at least the past five years, other directorships held and age. There is no family relationship between any nominee and any other nominee or executive officer of the Company. For information regarding the beneficial ownership of the Common Stock by the current directors of the Company, see “Security Ownership of Certain Beneficial Owners and Management.”

The Governance and Nominating Committee of the Board has nominated each of the following individuals based on various criteria, including, among others, a desire to maintain a balanced experience and knowledge base within the Board, the nominees’ personal integrity, independence, diversity, experience, sound judgment and willingness to devote necessary time and attention to properly discharge the duties of director, and the ability of the nominees to make positive contributions to the leadership and governance of the Company.

The Board recommends that the stockholders vote FOR the following nominees for director.

Name	Age	Positions and Offices with Company	First Year As Company Director
Paula H. J. Cholmondeley	71	Director	2004
Donald DeFosset	70	Director	1999
John L. Garrison, Jr.	58	Chairman and Chief Executive Officer	2015
Thomas J. Hansen	70	Director	2008
Matthew Hepler	39	Director	2017
Raimund Klinkner	54	Director	2012
Andra Rush	58	Director	2017
David A. Sachs	59	Lead Director	1992
David C. Wang	74	Director	2008
Scott W. Wine	52	Director	2011

2019 PROXY STATEMENT

DIRECTORS AND GOVERNANCE

Paula H. J. Cholmondeley

Business Experience:    Paula H. J. Cholmondeley was a private consultant on strategic planning from 2004 through 2009. Ms. Cholmondeley served as Vice President and General Manager of Sappi Fine Paper, North America from 2000 through 2004, where she had profit and loss responsibility for their Specialty Products division. Ms. Cholmondeley held senior positions with various other companies from 1980 through 1998, including Owens Corning, The Faxon Company, Blue Cross of Greater Philadelphia, and Westinghouse Elevator Company, and also served as a White House Fellow assisting the U.S. Trade Representative during the Reagan administration. Ms. Cholmondeley, a former certified public accountant, is an alumnus of Howard University and received a Masters Degree in Accounting from the University of Pennsylvania, Wharton School of Finance. Ms. Cholmondeley is also a director of Bank of the Ozarks, Inc. and is an independent trustee of Nationwide Mutual Funds. Previously, Ms. Cholmondeley served as a director of Ultralife Corporation from 2004 through 2010, Albany International Corp. from 2005 to 2013, Minerals Technologies Inc. from 2005 to 2014, Dentsply International Inc. from 2001 to 2016 and Kapstone Paper and Packaging Corporation from 2016 to 2018.

Qualifications:    Ms. Cholmondeley has significant financial and operations experience with several international manufacturing companies, held executive positions where she was responsible for operating manufacturing based businesses, leading strategic planning and involved in preparing financial statements as the chief financial officer of a large insurance company. She also has been heavily involved in technology development, as well as building, growing and selling manufacturing operations. Ms. Cholmondeley also currently serves as a part-time faculty member for the National Association of Corporate Directors. She is a NACD Board Leadership Fellow and was selected in 2015 to NACD Leadership 100. As a result of these professional and other experiences, and as Ms. Cholmondeley is an African American female raised in the Caribbean, she brings diverse perspectives and experiences, which provides the Board with greater insight into the Company’s financial, operational and governance matters.

Donald DeFosset

Business Experience:    Donald DeFosset retired in 2005 as Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified company with principal operating businesses in homebuilding and home financing, water transmission products and energy services. Mr. DeFosset served since November 2000 as President and CEO, and since March 2002 as Chairman, of Walter Industries. Previously, he was Executive Vice President and Chief Operating Officer of Dura Automotive Systems, Inc. (“Dura”), a global supplier of engineered systems, from October 1999 through June 2000. Before joining Dura, Mr. DeFosset served as a Corporate Executive Vice President, President of the Truck Group and a member of the Office of Chief Executive Officer of Navistar International Corporation from October 1996 to August 1999. Mr. DeFosset also serves as a director of National Retail Properties Inc., Regions Financial Corporation and ITT Corporation. Previously, Mr. DeFosset served as a director of James Hardie Industries N.V. from 2006 through 2008 and Enpro Industries, Inc. from 2008 through 2011.

Qualifications:    Mr. DeFosset has considerable experience as a chief executive of a large diversified industrial company and as a senior executive of an international machinery manufacturer. Mr. DeFosset has been a member of the Board since 1999 and accordingly has an extensive knowledge of the Company. As a result, Mr. DeFosset provides the Board with key knowledge and insights into the Company’s manufacturing, operational and financial matters.

2019 PROXY STATEMENT

DIRECTORS AND GOVERNANCE

John L. Garrison, Jr.

Business Experience:    John L. Garrison, Jr. was appointed President and Chief Executive Officer of Terex Corporation on November 2, 2015. Mr. Garrison was nominated to serve as Chairman of the Board effective August 15, 2018. Previously, Mr. Garrison was President and Chief Executive Officer of Bell Helicopter, a segment of Textron, Inc., since 2009. Prior to that, Mr. Garrison served as President of Textron’s industrial segment, which comprises four businesses: E-Z-GO golf cars, Greenlee, Jacobsen and Kautex. Prior to that he was President of E-Z-GO. Mr. Garrison joined Textron in 2002 from Azurix Corporation, a global water company, where he was President, Chairman and CEO. He was previously Vice President and General Manager of Case Corporation’s North American Agricultural Group, and Vice President and General Manager of the Case Agricultural Systems Group. Mr. Garrison also serves as a director of Flowserve Corporation.

Qualifications:    Mr. Garrison is a proven leader with considerable experience across a variety of industries, including substantial operations experience as President of large international manufacturers. Based on his current role as Chairman and Chief Executive Officer of the Company, Mr. Garrison provides the Board with skillful leadership and insight into the Company’s global operations.

Thomas J. Hansen

Business Experience:    Thomas J. Hansen retired in March 2012 as Vice Chairman of Illinois Tool Works Inc. (“ITW”), a manufacturer of fasteners and components, consumable systems and a variety of specialty products and equipment, and was responsible for ITW’s worldwide Automotive Components and Fastener, Fluids and Polymers, Industrial Metal and Plastic and Construction businesses. He served as Vice Chairman from 2006 until March 2012. From 1998 until May 2006, Mr. Hansen served as Executive Vice President of ITW. Mr. Hansen joined ITW in 1980 as sales and marketing manager of the Shakeproof Industrial Products businesses and held several other positions of increasing responsibility with the company. Mr. Hansen is a member of the Northern Illinois University’s Executive Club, a former member of the Economics Club of Chicago, is the former Chairman of the ITW Better Government Council, and is a former member of the Board of Trustees of MAPI (Manufacturers Alliance). Mr. Hansen also serves as a director of Mueller Water Products, Inc. and Standex International Corporation. Previously, Mr. Hansen served as a director of CDW Corporation from 2005 through 2008.

Qualifications:    Mr. Hansen has served as a senior executive of a large diversified industrial manufacturing company facing the same set of external economic, social and governance issues as the Company. He also has significant experience in the area of mergers and acquisitions and operating a company consisting of many business units brought together by acquisitions. As a result, Mr. Hansen provides the Board with a deep understanding of the complexities of operating a large multi-national business.

Matthew Hepler

Business Experience:    Matthew Hepler is currently a Partner at Marcato Capital Management L.P. (“Marcato”), a registered investment advisor which, as of March 1, 2019, owned 7.8% of the Company’s Common Stock. Prior to joining Marcato in March 2016, Mr. Hepler was a partner at Red Mountain Capital Partners LLC, an investment firm, from March 2015 to December 2015 and was a Managing Director at Relational Investors LLC from 2008 until 2015 where he led the firm’s research team focusing on the industrials and materials sector. Prior to joining Relational Investors in 2008, he spent six years as a Vice President in the investment banking division of Credit Suisse. Mr. Hepler began his career as an analyst in the technology group at Robertson Stephens. Mr. Hepler also serves as a director of Rayonier Advanced Materials Inc.

Qualifications:    Mr. Hepler has strong knowledge of capital markets and investment community concerns. Mr. Hepler has experience executing value-enhancing initiatives through active engagement with portfolio companies in which his firms have invested. As a result, Mr. Hepler provides insight and knowledge to the Board on what is important to many of the Company’s large shareholders.

2019 PROXY STATEMENT

DIRECTORS AND GOVERNANCE

Raimund Klinkner

Business Experience:    Raimund Klinkner is the Managing Partner of the INSTITUTE FOR MANAGEMENT EXCELLENCE GmbH, a consultancy firm specialized in production and logistics, and is Chairman of the German Manufacturing Excellence Board since 2004. In addition, Dr. Klinkner is Honorary Chairman of Bundesvereinigung Logistik (BVL International, the German-based Logistics Network). He also holds a position as a member of the Supervisory Board of Koenig & Bauer AG and is a member of the advisory board of ebm-papst Mulfingen GmbH & Co. KG. Dr. Klinkner lectures as Honorary Professor in production logistics at Technical University Berlin since 2003. Previously, Dr. Klinkner served as Chief Executive Officer of Knorr-Bremse AG, a manufacturer of braking systems for rail and commercial vehicles, from 2007 to 2011. Prior to that time, he held positions of increasing responsibility at Gildemeister AG (now DMG MORI AG (“DMG”)), a manufacturer of cutting machine tools, from 1998 to 2006 culminating in his service as Deputy Chairman of the Board from 2003 to 2006. Dr. Klinkner also served as Chairman of the Supervisory Board of DMG until November 2018. Dr. Klinkner began his career at Porsche AG in 1991 and held positions of increasing responsibility in the areas of logistics and supply chain management.

Qualifications:    Dr. Klinkner has considerable experience as a chief executive of a large international manufacturing company. Dr. Klinkner has extensive operating experience in Germany, a country which represents a significant market for the Company, and is a highly regarded supply chain specialist. As a result, Dr. Klinkner provides the Board with important insights into managing the Company’s operations, particularly its European operations.

Andra Rush

Business Experience:    Andra M. Rush is chair and CEO of Rush Trucking Company, president and CEO of Dakkota Integrated Systems (“Dakkota”), and chair, CEO and managing member of Rush Supply Chain Management (“RSCM”). As founder, chair, president and CEO of Rush Group, which operates Rush Trucking, Dakkota and RSCM, Ms. Rush leads the largest woman-owned business in Michigan, and one of the largest Native American-owned businesses in the United States. Rush Group specializes in component manufacturing, complex assembly and sequencing, supply chain management and freight distribution at 35 locations in the U.S. and Canada. Ms. Rush founded Rush Trucking in 1984. Ms. Rush previously served two terms on the U.S. Manufacturing Council, the principal private sector panel that advises the U.S. Commerce Secretary on government policies and programs and their impact on the manufacturing sector.

Qualifications:    Ms. Rush is an accomplished executive officer of a business that specializes in manufacturing components, as well as supply chain management, logistics and freight distribution business. As a result of these professional experiences, and as Ms. Rush is a Native American female, she brings diverse perspectives and experiences, which are important for the Board. In addition, Ms. Rush has extensive knowledge and significant experience in supply chain and logistics, which is particularly valuable to the Company as it implements its strategic sourcing initiative.

David A. Sachs

Business Experience:    David A. Sachs is a Partner of Ares Management, LP (“Ares”) and co-founder of the firm, where he serves as an investment committee member on Ares direct lending, tradable credit private equity group funds, as well as the Ares real estate group’s real estate debt and real estate equity investments. Mr. Sachs also serves as a director of Ares Dynamic Credit Allocation Fund, Inc. and CION Ares Diversified Credit Fund.

Qualifications:    Mr. Sachs has extensive knowledge of global capital markets and is valuable to the Board’s discussions of the Company’s capital and liquidity needs. Mr. Sachs has been a member of the Board since 1992 and accordingly has an extensive knowledge of the Company. As a result, Mr. Sachs provides vital insight to the Board on many issues, including capital markets, treasury and liquidity related matters.

2019 PROXY STATEMENT

DIRECTORS AND GOVERNANCE

David C. Wang

Business Experience:    David C. Wang retired in 2011 as Vice President of International Relations of The Boeing Company (“Boeing”), a large aerospace company and a manufacturer of commercial jetliners and military aircraft, having served in that capacity from October 2002 until July 2011. Mr. Wang was also President of Boeing China Inc. from November 2002 until March 2011. Prior to joining Boeing, Mr. Wang served as Chairman and CEO of General Electric China from 1997 to 2001. Prior to that, Mr. Wang served in various positions of increasing responsibility with General Electric since 1980. Previously, Mr. Wang served as a director of KLA-Tencor Corporation from 2006 to 2018.

Qualifications:    Mr. Wang has substantial experience as a global manufacturing executive in the international and Chinese markets. Mr. Wang has extensive business experience in China, having lived and worked there from 1990 until 2011. As a result, he brings a unique perspective to the Board in a key developing market in which the Company has operations and hopes to further expand in the future.

Scott W. Wine

Business Experience:    Scott W. Wine is the Chairman and Chief Executive Officer of Polaris Industries Inc. Polaris designs, engineers, manufactures and markets innovative, high quality off-road vehicles, including all-terrain vehicles and the Polaris RANGER® for recreational and utility use, snowmobiles, motorcycles and on-road electric powered vehicles. He joined Polaris in September 2008 after serving as the President of Fire Safety Americas, a division of United Technologies Corporation from 2007 to August 2008. Prior to that, Mr. Wine held senior leadership positions at Danaher Corporation from 2003 to 2007, serving as President of its Jacob Vehicle Systems and Veeder-Root subsidiaries. From 1996 to 2003, Mr. Wine held various international and domestic posts with Honeywell’s Aerospace Division. Mr. Wine also serves as a director of U.S. Bancorp.

Qualifications:    Mr. Wine is a chief executive officer of a large international manufacturing company facing the same set of external economic, social and governance issues as the Company. Mr. Wine has substantial operations experience as a senior executive of large diversified international manufacturers. He has a proven track record of growing profitable industrial businesses, acquiring and integrating businesses and rapidly driving results. As a result, Mr. Wine provides the Board with a deep and contemporaneous understanding of the complexities of operating a large multi-national business.

2019 PROXY STATEMENT

DIRECTORS AND GOVERNANCE

Board Meetings and Corporate Governance

The Board met six times in 2018 at regularly scheduled and special meetings. All of the directors in office during 2018 attended at least 75% of the meetings of the Board and all committees of the Board on which they served during 2018. It is the Company’s policy, as stated in the Company’s

Governance Guidelines (the “Guidelines”), that each director is expected to attend the annual meeting of stockholders. All of the directors then in office attended the Company’s previous annual meeting of stockholders held on May 11, 2018.

Director Independence

It is the Company’s policy that the Board consists of a majority of directors who qualify as independent directors under the listing standards of the New York Stock Exchange (“NYSE”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the requirements of any other applicable regulatory authority, including the SEC. The Board annually reviews the relationship of each director with the Company, and only those directors who the Board affirmatively determines have no material relationship with the Company are deemed to be independent directors. The Guidelines specifically define what is deemed to be a material relationship between the Company and an independent director. The following are the relationships that the Board considers in making its independence determination:

(i)	whether the director or any of his or her immediate family members is or was within the past five years an officer of the Company;
(ii)	whether the director is or was within the past five years an employee of the Company;
(iii)	whether the director or any of his or her immediate family members is or was during the past five years affiliated with, or employed by, any past or present auditor of the Company (or an affiliate thereof);
(iv)	whether the director or any of his or her immediate family members is or was within the past five years part of an interlocking directorate in which an executive officer of the Company serves or served on the compensation committee of a company that concurrently employs or employed the director or any of his or her immediate family members;
(v)	whether the director is an executive officer, a partner, member, of counsel or beneficial owner of more than ten percent (10%) of the equity interest of a customer of, or a supplier of goods or services (including without limitation any investment banking firm or law firm) to, the Company where the amount involved in any of the last three fiscal years exceeds certain thresholds;
(vi)	whether the director is an executive officer, a partner or beneficial owner of more than ten percent (10%) of the equity interest of a company to which the Company was indebted at the end of any fiscal quarter during the

Company’s most recently completed fiscal year or current fiscal year in an amount in excess of five percent (5%) of the Company’s total consolidated assets at the end of such fiscal year;

(vii)	whether the director is an executive officer, a partner or beneficial owner of more than ten percent (10%) of the equity interest of a company which was indebted to the Company;
(viii)	whether the director or any of his or her immediate family members was indebted to the Company, other than in the ordinary course of business of the Company and the business of the director or the member of his or her immediate family, as applicable, at the end of any fiscal quarter during the Company’s most recently completed fiscal year or current fiscal year in an amount in excess of $100,000 at the end of such fiscal year;
(ix)	whether the director is affiliated with a tax exempt entity that within the preceding three years received the greater of (x) $1 million or (y) two percent (2%) of its consolidated gross revenues from the Company (based on the tax exempt entity’s most recently completed fiscal year);
(x)	whether the director or any of his or her immediate family members is during the current fiscal year or was during the most recently completed fiscal year a party to a transaction or series of similar transactions with the Company or its subsidiaries (excluding director fees, stock options and other director compensation), other than on arm’s-length terms where the amount involved is not material to either party;
(xi)	whether the director or any of his or her immediate family members received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service within the past three years; and
(xii)	whether the director has any other relationships with the Company or the members of management of the Company that the Board has determined to be material and which are not described in (i) through (xi) above.

2019 PROXY STATEMENT

DIRECTORS AND GOVERNANCE

After consideration of all applicable matters, the Board determined, based on the above criteria, that none of the directors has a material relationship with the Company other than as a director or as a stockholder except for Mr. Garrison, who is not an independent director. The Board considered that Mr. Sachs was a member of Ares which in the ordinary course of business held a small amount of the Company’s debt. It was noted that the amount of debt was less than 1% of the

Company’s total consolidated assets, approximately 1% of the Company’s debt as of December 31, 2018 and less than 0.1% of the committed capital managed by Ares. Accordingly, the Board has determined that all of the nominees for director are independent directors except for Mr. Garrison, who has been nominated to serve on the Board as a result of his position as Chief Executive Officer of the Company and is currently Chairman of the Board.

Board Leadership Structure

The Board recognizes that no single leadership structure is right for all companies at all times, and accordingly the Board periodically reviews its leadership structure. The Company had a combined Chairman and Chief Executive Officer position for approximately 20 years and the Board believed that structure was appropriate based on the Company’s Chief Executive Officer’s long tenure with the Company and his familiarity with the Company’s business and industry. The Company separated the Chairman and Chief Executive Officer positions following the retirement of Ronald DeFeo from such positions and the appointment of Mr. Garrison as Chief Executve Officer in 2015. The Board believed that Mr. Garrison should focus on the management and operation of the Company’s business without the additional responsibilities of Chairman. Under Mr. Garrison’s leadership, the Company has taken significant steps to better position the Company for the future while executing the Company’s Focus, Simplify and Execute to Win strategy. Mr. Garrison’s strong track record as CEO coupled with his experience sitting on the Board led the Board to nominate Mr. Garrison to serve as Chairman of the Board effective August 15, 2018. After Mr. Garrison became Chairman of the Board, Mr. Sachs, who previously held such title, became the Lead Director of the Board.

Risk Oversight

Management is responsible for identification of key risks and for development and implementation of processes for the mitigation and monitoring of risks. Management provides enterprise risk management assessments to the Board that describes the most significant risks facing the Company, measures the relative magnitude of the risks, identifies the risk owners for each major risk and describes the improvement or monitoring plans surrounding each major risk. The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through direct presentations and committee reports about such risks. The Audit Committee oversees management of financial risks, financial controls, internal audit and potential conflicts of interest and receives regular internal audit and compliance risk updates from the Company’s

Vice President, Audit Services as well as the Company’s Chief Ethics and Compliance Officer. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s human resources and executive compensation plans and arrangements. The Governance and Nominating Committee manages risks associated with the independence of the Board of Directors as well as enterprise risks, environmental, health and safety matters and it receives regular updates from the Company’s Chief Ethics and Compliance Officer on compliance risks.

The Board also reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each, on a regular basis. In addition, management engages in an in-depth review and dialogue with the Board with respect to the most significant risks facing the Company on a rotating basis throughout the year.

Corporate Governance Principles

The Board and the Governance and Nominating Committee annually review the Company’s corporate governance policies and practices and the Guidelines. The Board believes that the Guidelines effectively assist the Board in the exercise of its duties and responsibilities and serve the best interests of the Company. These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management levels, with a view to achieving strategic objectives of the Company while enhancing stockholder value over the long term. The Board and the Governance and Nominating Committee will continue to review the Guidelines annually and may make changes as

2019 PROXY STATEMENT

DIRECTORS AND GOVERNANCE

they determine are necessary and appropriate, including changes that may be necessary to comply with new or proposed laws, rules or regulations issued by the SEC and the NYSE. A copy of the Guidelines is available at the Company’s website, www.terex.com, under “Investor Relations” – “Governance” – “Corporate Governance Documents.” In addition, a copy of the Guidelines is available in print, without charge, to any stockholder who requests these materials from the Company.

The Board believes that periodic assessment of director performance is an important governance principle. On an annual basis, directors conduct a survey and rate the performance of the Board and its committees. In addition, on a periodic basis, individual director evaluations are conducted by the Non-Executive Chairman/Lead Director.

Directors have complete access to management and the Company’s outside advisors, and senior officers and other members of management frequently attend Board and committee meetings at the discretion of the Board or committee, as applicable. It is the policy of the Board that non-management directors also meet privately in executive sessions without the presence of any members of management at each regularly scheduled meeting of the Board and at such other times as the Board shall determine. In addition, the Board may retain and have access to independent advisors of its choice with respect to any issue relating to its activities, and the Company pays the expenses of such advisors.

If you wish to communicate with the non-management directors of the Board, you may correspond by filing a report through Ethicspoint, 24 hours a day, 7 days a week, via the Internet at www.ethicspoint.com or by calling, toll free, (877) 584-8488 or 1-877-ETHICSP. Reports should be submitted under the category “Director Communications.” Ethicspoint is an independent third-party provider retained by the Company to offer a comprehensive, confidential and, upon request, anonymous reporting system for receiving communications, complaints and grievances. All communications received by Ethicspoint are relayed to the Board.

Code of Ethics and Conduct

The Company has adopted a code of ethics and conduct that applies to all of its directors and employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer, among others. This code of ethics and conduct is a set of written standards reasonably designed to deter wrongdoing and to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the code. The Company periodically reviews, updates and revises its code of ethics and conduct when it considers appropriate. A copy of the current code of ethics and conduct is available at the Company’s website, www.terex.com, under “Investor Relations” – “Governance” – “Corporate Governance Documents.” In addition, a copy of the code of ethics and conduct is available in print, without charge, to any stockholder who requests this material from the Company.

Board Committees

The Board has an Audit Committee, Compensation Committee and Governance and Nominating Committee.

2019 PROXY STATEMENT

DIRECTORS AND GOVERNANCE

Board Committee Membership and Roster

Name of Director	Audit	Compensation	Governance and Nominating
Paula H.J. Cholmondeley
Donald DeFosset
Thomas J. Hansen
Matthew P. Hepler
Raimund Klinkner
Andra Rush
Oren G. Shaffer
David C. Wang
Scott W. Wine
Committee Chair	Member

Audit Committee Meetings and Responsibilities

The Audit Committee of the Board consists of Messrs. Hansen (chairperson), DeFosset, Klinkner and Shaffer and Ms. Cholmondeley and Ms. Rush, each of whom is independent as defined in the listing standards of the NYSE and under the Exchange Act. The Audit Committee met nine times during 2018.

Each member of the Audit Committee is required to be financially literate or must become financially literate within a reasonable time after appointment to the Audit Committee, and at least one member of the Audit Committee must have accounting or related financial management expertise.

The Board, in its business judgment, believes that each of the current members of the Audit Committee is financially literate or has accounting or financial management expertise: Mr. Hansen through his business experience as a corporate executive and his involvement in preparing financial statements as a senior executive of a large multinational company; Mr. DeFosset through his business experience as a corporate executive, his involvement in preparing financial statements at various public companies and particularly his experience as a Chief Executive Officer of a public company; Dr. Klinkner through his business experience as a corporate executive and his involvement in preparing financial statements as a senior executive of a large multinational company; Mr. Shaffer through his extensive experience and involvement in preparing financial statements as the Chief Financial Officer of a large public company; Ms. Rush through her business experience as a corporate executive; and Ms. Cholmondeley through her education, training and experience as a former certified public accountant and her involvement in preparing financial statements as the Chief Financial Officer of a large insurance company. The Board has determined that each of Messrs. Hansen, DeFosset, Klinkner and Shaffer and Ms. Cholmondeley is an “audit committee financial expert,” as such term is defined under the regulations of the SEC.

The Audit Committee assists the Board in fulfilling its oversight responsibilities by meeting regularly with the Company’s independent registered public accounting firm and operating and financial management personnel. The Audit Committee reviews the audit performed by the Company’s independent registered public accounting firm and reports the results of such audit to the Board. The Audit

2019 PROXY STATEMENT

DIRECTORS AND GOVERNANCE

Committee reviews the Company’s annual financial statements and all material financial reports provided to the stockholders and reviews the Company’s internal auditing, accounting and financial controls.

As stated in the Audit Committee Charter, the Audit Committee also reviews related party transactions and any other matters pertaining to potential conflicts of interest or adherence to the Company’s standards of business conduct. Related party transactions must be approved by the Audit Committee, who will approve the transaction only if they determine that it is in the best interests of the Company. In considering the transaction, the Audit Committee will consider all relevant factors, including, as applicable: (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related party transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company.

The Audit Committee is also responsible for appointing, setting compensation for, and overseeing the work of, the Company’s independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. On a periodic basis, the Chief Financial Officer of the Company provides the Audit Committee an estimate for the services needed and seeks pre-approval of such services from the Audit Committee. The Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

Requests for pre-approval for services must be detailed as to the services to be provided and the estimated total cost and must be submitted to the Company’s Chief Financial Officer. The Chief Financial Officer then determines whether the services requested fall within the guidance of the Audit Committee as to the services that have been pre-approved. If the service was not of a type that was already pre-approved or the estimated cost would exceed the amount already pre-approved, then the Chief Financial Officer seeks pre-approval of the Audit Committee on a timely basis.

The Audit Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the SEC and the NYSE. A copy of the Audit Committee Charter is available at the Company’s website, www.terex.com, under “Investor Relations” – “Governance” – “Corporate Governance Documents.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company. This charter sets out the responsibilities, authority and duties of the Audit Committee.

See “Audit Committee Report” for a discussion of the Audit Committee’s review of the audited financial statements of the Company for the Company’s fiscal year ended December 31, 2018.

Compensation Committee Meetings and Responsibilities

The Compensation Committee of the Board consists of Messrs. Shaffer (chairperson), Hepler, Klinkner, Wang and Wine, each of whom is independent as defined in the listing standards of the NYSE. Each member of the Compensation Committee must have a basic understanding of the components of executive compensation and the role of each component as part of a comprehensive program linking compensation to corporate and individual performance in support of the Company’s objectives. The Compensation Committee met eight times during 2018.

The Compensation Committee assists the Board in its responsibilities regarding compensation of the Company’s senior executives and outside directors, including overall responsibility for approving, evaluating and modifying the Company’s plans, policies and programs for compensation of key management personnel. The Compensation Committee establishes compensation arrangements for executive officers and for certain other key management personnel.

The Compensation Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the NYSE. A copy of the Compensation Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company. This charter sets out the responsibilities, authority and duties of the Compensation Committee. The charter does not provide for any delegation of the Compensation Committee’s duties.

See “Compensation Discussion and Analysis” for a description of the Company’s executive compensation philosophy and executive compensation program, including a discussion of how the compensation of the Company’s executive officers was determined.

2019 PROXY STATEMENT

DIRECTORS AND GOVERNANCE

Compensation Risk Assessment

The Company conducted a risk assessment of its compensation policies and practices for its employees, including those related to its executive compensation programs. The findings of the risk assessment were discussed with the Compensation

Committee. Based upon the assessment, the Company believes that its compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee served as one of the Company’s officers or employees during 2018 or was formerly an officer of the Company. None of the Company’s executive officers served as a member of the compensation committee of any other company that has an executive officer serving as a member of the Board or Compensation Committee during 2018. None of the Company’s executive officers served as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee during 2018.

Governance and Nominating Committee Meetings and Responsibilities

The Governance and Nominating Committee of the Board consists of Messrs. DeFosset (chairperson), Hansen, Wang and Wine and Ms. Cholmondeley and Ms. Rush, each of whom is independent as defined in the listing standards of the NYSE. The Governance and Nominating Committee met six times during 2018.

The Governance and Nominating Committee plays a central role in planning the size and composition of the Board, developing criteria and implementing the process of identifying, screening and nominating candidates for election to the Board, recommending corporate governance guidelines and actions to improve corporate governance and evaluating individual director and full Board performance. The Governance and Nominating Committee is also responsible for overseeing a review and assessment of the performance of the Board and its committees at least annually, including establishing the evaluation criteria and implementing the process for evaluation. The Governance and Nominating Committee, as well as the Board as a whole, does a self-assessment of its performance annually, including with respect to the nomination process.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Governance and Nominating Committee applies the criteria set forth in the Guidelines and gives strong consideration to a wide range of diversity factors as a matter of practice when evaluating director nominees, such as race, gender, age, national origin, work experience and tenure with the Board. These criteria include the candidate’s independence, integrity, diversity, experience, sound judgment in areas relevant to the Company’s businesses, and willingness to commit sufficient time to the Board, all in the context of an assessment of the perceived needs of the Board at that point in time. Maintaining a balanced experience and knowledge base within the total Board includes considering whether the candidate: (i) is a senior operating executive in a company engaged in the capital and industrial goods industries; (ii) has significant executive management experience for multinational business operations; (iii) has extensive knowledge and experience in financial services and capital markets; (iv) has substantial knowledge of the Company and its business; and (v) has unique knowledge and experience and can provide significant contributions to the Board’s effectiveness. The Board does not have a formal policy regarding director diversity, but considers how the differences in its directors’ backgrounds broaden its business perspective. All candidates for director are reviewed in the same manner, regardless of the source of the recommendation. For details on how stockholders may submit nominations for directors, see “Other Important Information.”

The Governance and Nominating Committee operates under a written charter adopted by the Board that complies with all applicable requirements of the NYSE. A copy of the Governance and Nominating Committee Charter is available at the Company’s website, www.terex.com, under “About Terex” – “Investor Relations” – “Corporate Governance.” In addition, a copy of the charter is available in print, without charge, to any stockholder who requests this material from the Company. This charter sets out the responsibilities, authority and duties of the Governance and Nominating Committee.

2019 PROXY STATEMENT

DIRECTORS AND GOVERNANCE

Director Compensation

The objectives of the Company’s compensation program for outside directors are to: (i) attract and retain independent, high caliber outside directors who are not affiliated with the Company and who provide a balanced experience and knowledge base within the Board; (ii) require a meaningful stock ownership in the Company to align the interests of the outside directors with those of the stockholders; and (iii) provide a total compensation opportunity that approximates the 50th percentile of the Benchmark Companies (as defined below).

The compensation program for outside directors has two principal components: (i) an annual retainer for service as a Board member; and (ii) an annual retainer for service on a committee or as Non-Executive Chairman/Lead Director. The program is designed to encourage outside directors to receive a significant portion of their annual retainer for Board service in the Company’s Common Stock, to enable directors to defer receipt of their fees and to satisfy the Company’s Common Stock ownership objective for outside directors. The program does not include the payment of additional fees per meeting, as each director is expected to prepare for and participate in all meetings during the year and provide a continuous year-round effort regardless of the formal meeting calendar.

Directors who are employees of the Company receive no additional compensation by virtue of their being directors of the Company. All directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board meetings, committee meetings and other activities in furtherance of their responsibilities as members of the Company’s Board.

Each director receives the equivalent of $225,000 for service as a Board member (or a prorated amount if a director’s service began other than on the day of the Annual Meeting). Each director may elect to receive their fee in (i) shares of Common Stock currently, which may be deferred into the stock fund of the Company’s Deferred Compensation Plan, (ii) cash currently, (iii) cash deferred into the bond fund of the Company’s Deferred Compensation Plan, or (iv) any two of the preceding alternatives in equal amounts. If a director elects to receive shares of Common Stock currently without deferral into the stock fund of the Company’s Deferred Compensation Plan, then 40% of this amount is paid in cash to offset the tax liability related to such election. For purposes of calculating the number of shares of Common Stock into which any fixed sum translates, Common Stock is valued at its per share closing price on the NYSE on the day immediately preceding the grant date.

Each director is expected to accumulate (for a new director, over the first four years of Board service), the number of shares of Common Stock that is equal in market value to three times the annual retainer for Board service ($675,000). Once this ownership objective is achieved, the director is expected to maintain such minimum ownership level. The intent is to encourage acquisition and retention of Common Stock by directors, evidencing the alignment of their interests with the interests of stockholders. Until such time as a director achieves the ownership objective or if a director shall at any time fall below the ownership objective, directors are expected to invest at least $112,500 per year (or such lesser amount necessary to achieve the ownership objective) in shares of Common Stock until the director has satisfied the ownership objective.

Each director who serves as Non-Executive Chairman/Lead Director or on a committee of the Board receives an annual committee retainer, on the first business day after the Company’s Annual Meeting, as set forth in the table below:

Committee/Board Position*	Retainer
Non-Executive Chairman/Lead Director*	$50,000	**
Audit Committee Chair	$35,000
Compensation Committee Chair	$35,000
Governance and Nominating Committee Chair	$20,000
Audit Committee Member	$10,000
Compensation Committee Member	$10,000
Governance and Nominating Committee Member	$7,500
*	A Committee Chair shall only receive a committee chair retainer and not a committee member retainer as a result of chairing a committee. In the event the Non-Executive Chairman/Lead Director serves on any committees as either a committee chair or committee member, the Non-Executive Chairman/Lead Director will not be eligible to receive any committee retainer other than the Non-Executive Chairman/Lead Director retainer.
**	As a result of the Board moving from a Non-Executive Chairman position to a Lead Director position the retainer amount was reduced from $135,000 in the first quarter of 2019 to reflect this change.

The retainers listed above are payable in cash, and may be deferred into the bond fund of the Company’s Deferred Compensation Plan. For a director whose service begins other than on the day of the Annual Meeting, any retainer is prorated. If the Company does not hold an Annual Meeting

2019 PROXY STATEMENT

DIRECTORS AND GOVERNANCE

by the end of May in any year, then any retainer that is scheduled to be paid following the Annual Meeting shall be paid on the last business day of May.

A director who leaves the Board at any time during the year, for any reason, will retain any retainer payments already received for such year. The Compensation Committee has discretion to authorize the payment of additional fees to any director under extraordinary circumstances. It is the expectation of the Compensation Committee that it will review the Outside Director Compensation Policy and the outside director compensation programs of the Benchmark Companies every two to four years, although it may review them more frequently as circumstances warrant.

The compensation paid to the Company’s outside directors in 2018 is summarized in the following table:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Paula H. J. Cholmondeley	$242,500	0	0	0	0	0	$242,500
Donald DeFosset	$30,000	$225,000	0	0	0	0	$255,000
Thomas J. Hansen	$155,000	$112,500	0	0	0	0	$267,500
Matthew Hepler	$100,016	$134,984	0	0	0	0	$235,000
Raimund Klinkner	$245,000	$0	0	0	0	0	$245,000
Andra Rush	$107,516	$134,984	0	0	0	0	$242,500
David A. Sachs	$360,000	0	0	0	0	$1,000	$361,000
Oren G. Shaffer	$45,000	$225,000	0	0	0	0	$270,000
David C. Wang	$62,508	$179,992	0	0	0	0	$242,500
Scott W. Wine	$17,500	$225,000	0	0	0	0	$242,500
(1)	See Note P – “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for a detailed description of the assumptions that the Company used in determining the dollar amounts recognized for financial statement reporting purposes of its stock awards.
(2)	The grant date fair value of each stock award computed in accordance with FASB ASC Topic 718 is the following: Mr. DeFosset, $225,000 (annual retainer paid on May 14, 2018); Mr. Hansen, $112,500 (portion of annual retainer paid on May 14, 2018); Mr. Hepler $134,984 (portion of annual retainer paid on May 14, 208); Ms. Rush $134,984 (portion of annual retainer paid on May 14, 2018); Mr. Shaffer, $225,000 (annual retainer paid on May 14, 2018); Mr. Wang, $179,992 (portion of annual retainer paid on May 14, 2018); and Mr. Wine, $225,000 (annual retainer paid on May 14, 2018).
(3)	The amount listed in the All Other Compensation Column is the amount of the charitable contribution made by the Company on behalf of the director in accordance with the Company’s charitable gift matching program.

Certain Relationships and Related Transactions

The Company intends that all transactions with affiliates are to be on terms no less favorable to the Company than could be obtained in comparable transactions with an unrelated person. The Board will be advised in advance of any such proposed transaction or agreement and will utilize such procedures in evaluating their terms and provisions as are appropriate in light of the Board’s fiduciary duties under

Delaware law. In addition, the Company has an Audit Committee consisting solely of independent directors. Pursuant to the terms of the written Audit Committee Charter, one of the responsibilities of the Audit Committee is to review related party transactions. See “Audit Committee Meetings and Responsibilities.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and each person who is the beneficial owner of more than 10% of the Company’s outstanding equity securities, to file with the SEC initial reports of ownership and changes in ownership of equity securities of the Company. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file such reports by the prescribed dates during 2018. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all reports filed with the SEC pursuant to Section 16(a) of the Exchange Act.

2019 PROXY STATEMENT

DIRECTORS AND GOVERNANCE

To the Company’s knowledge, based solely on review of the copies of reports furnished to the Company and written representations that no other reports were required, all filing requirements under Section 16(a) of the Exchange Act applicable to the Company’s officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2018.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person known by the Company to own beneficially more than 5% of the Company’s Common Stock, by each director, by each director nominee, by each executive officer of the Company named in the summary compensation table below, and by all directors and executive officers as a group, as of March 1, 2019 (unless otherwise indicated below). Each person named in the following table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Shares of Common Stock that any person has a right to acquire within 60 days after March 1, 2019, pursuant to an exercise of options or otherwise, are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table.

NAME AND ADDRESS OF BENEFICIAL OWNER(1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(2)		PERCENT OF CLASS
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	7,719,842	(3)	11%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,856,816	(4)	8.3%
Marcato Capital Management LP Four Embarcadero Center, Suite 2100 San Francisco, CA 94111	5,525,917	(5)	7.8%
TIAA-CREF Investment Management, LLC 730 Third Avenue New York, NY 10017	5,269,489	(6)	7.5%
Paula H. J. Cholmondeley	31,069		*
Donald DeFosset	137,756		*
John L. Garrison	732,835		*
Thomas J. Hansen	41,226		*
Matthew Hepler	8,535		*
Raimund Klinker	26,762		*
Andra Rush	5,816		*
David A. Sachs	450,598	(7)	*
Oren G. Shaffer	78,495		*
David C. Wang	66,065		*
Scott W. Wine	84,554		*
John D. Sheehan	161,532		*
Eric I Cohen	179,554		*
Stoyan (Steve) Filipov	148,281		*
Matthew Fearon	108,660		*
All directors and executive officers as a group (18 persons)	2,841,291		4.0%
*	Amount owned does not exceed one percent (1%) of the class so owned.
(1)	Unless indicated otherwise, each person’s principal address is c/o Terex Corporation, 200 Nyala Farm Road, Westport, CT 06880.
(2)	Certain executive officers and directors maintain margin securities accounts, and the positions held in such margin accounts, which may from time to time include shares of Common Stock, are pledged as collateral security for the repayment of debit balances, if any, in the accounts. At March 1, 2019, no executive officer or director had a debit balance in such accounts.
(3)	The Vanguard Group (“Vanguard”) filed a Schedule 13G, dated February 11, 2019, disclosing the beneficial ownership of 7,719,842 shares of Common Stock. This includes Vanguard having sole voting power over 32,828 shares of Common Stock, shared voting power over 15,448 shares of Common Stock, sole dispositive power over 7,679,377 shares of Common Stock and shared dispositive power over 40,465 shares of Common Stock.
(4)	BlackRock, Inc. (“BlackRock”) filed a Schedule 13G, dated February 6, 2019, disclosing the beneficial ownership of 5,856,816 shares of Common Stock. This includes BlackRock having sole voting power over 5,575,197 shares of Common Stock and sole dispositive power over 5,856,816 shares of Common Stock.

2019 PROXY STATEMENT

DIRECTORS AND GOVERNANCE

(5)	Marcato Capital Management LP, Marcato International Master Fund, Ltd. and Richard T. McGuire III (collectively “Marcato”) filed a Schedule 13D, dated May 16, 2018, disclosing the aggregate beneficial ownership of 5,525,917 shares of Common Stock. This includes Marcato having shared voting power over 5,525,917 shares of Common Stock and shared dispositive power over 5,525,917 shares of Common Stock. This includes shares of Common Stock issued to Matthew Hepler, a Partner at Marcato, in his capacity as a director of the Company. Mr. Hepler has agreed to transfer and assign to Marcato all rights, title, interests, duties, obligations and liabilities with respect to compensation paid to Mr. Hepler in connection with his service as a director of the Company.
(6)	TIAA-CREF Investment Management, LLC (“TIAA-CREF”), College Retirement Equities Fund-Stock Account (“CREF Stock Account”) and Teachers Advisors, LLC (“Advisors”) jointly filed Schedule 13G, dated February 14, 2019, disclosing beneficial ownership of 5,269,489 shares of Common Stock. This includes TIAA-CREFF having sole voting power over 5,106,282 shares of Common Stock and sole dispositive power over 5,106,282 shares of Common Stock; CREF Stock Account having shared voting power over 4,535,772 shares of Common Stock and shared dispositive power over 4,535,772 shares of Common Stock; and Advisors having sole voting power over 163,207 shares of Common Stock and sole dispositive power over 163,207 shares of Common Stock.
(7)	Includes 10,550 shares of Common Stock owned by Mr. Sachs’ wife. Mr. Sachs disclaims the beneficial ownership of such shares. Includes 20,000 shares of Common Stock owned by a family limited liability company.

2019 PROXY STATEMENT

COMPENSATION

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Pursuant to rules under the Dodd-Frank Act, the Board is asking the Company’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules.

The Board remains committed to sound corporate governance practices and shares the interest of stockholders in maintaining effective performance-based executive compensation programs at the Company. The Board believes that the Company’s executive compensation programs have a proven record of effectively aligning pay with performance and attracting and retaining highly talented executives. The Board strongly encourages you to review the Compensation Discussion and Analysis and compensation tables in this Proxy Statement for detailed information on the extensive processes and factors the Committee considered when establishing performance and pay targets and in making decisions regarding actual payouts under the Company’s short and long-term performance based incentive plans. Accordingly, the Board recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Board. Although non-binding, the Board and the Committee will review and consider the voting results when making future decisions regarding the Company’s executive compensation programs.

The Board recommends a vote FOR the approval of the advisory resolution on executive compensation.

2019 PROXY STATEMENT

COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of the Board (the “Committee”) continually reviews the compensation programs for the Company’s executive officers, including the Named Executive Officers (as defined in the Executive Compensation section below), to ensure they achieve the desired goals of aligning the executive compensation structure with the Company’s stockholders’ interests and current market practices. The Company’s executive compensation programs are based on the following core principles:

•	be competitive with peers to effectively attract and retain talented executives;
•	achieve a balance between short-term and long-term compensation;
•	align executive pay with Company and stockholder performance;
•	foster an ownership culture through the use of equity awards in order to align the interests of executives and stockholders; and
•	address the volatility and cyclicality of the Company’s business and industry.

The Company’s results in 2018 and actions taken by the Committee since January 1, 2018 demonstrate the Committee’s commitment to paying for performance and illustrate how the executive compensation program responds to business challenges and the marketplace. Key highlights include the following:

✔	Earnings per share more than doubled in 2018 as compared with 2017.
✔	Operating profit increased more than 50% in 2018 as compared with 2017.
✔	Return on invested capital more than doubled in 2018 as compared with 2017.
✔	Three-year total stockholder return from 2016- 2018 was approximately 55% (ranked at the 54th percentile in the Benchmark Companies.
✔	Total CEO compensation decreased 14% in 2018 as compared to 2017.
✔	CEO stock award values decreased 8% in 2018 as compared to 2017.
✔	CEO annual incentive compensation decreased 17% in 2018 as compared to 2017.
✔	Our executive compensation program design has resulted in a strong correlation between the Company’s total stockholder return and the total realized compensation of the Company’s CEO during the last three fiscal years.

*	Total Realized Compensation represents: Total compensation, as determined under applicable SEC rules, minus (1) the aggregate grant date fair value of performance-based restricted stock awards that have either been forfeited or whose performance has not yet been achieved and (2) the year-over-year change in pension value and nonqualified deferred compensation earnings, plus (3) the grant date fair value of the performance-based restricted stock awards earned (included in the year earned) and (4) the earnings of options exercised in the year exercised. The Committee believes it is important to compare the Company’s performance

2019 PROXY STATEMENT

COMPENSATION

with the CEO’s total realized compensation because the total compensation amount included in the Summary Compensation Table includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized. CEO total realized compensation utilizes compensation information for Ronald M. DeFeo for 2015 and for John L. Garrison for 2016, 2017 and 2018.

**	Total Stockholder Return represents the change in market value of $100 invested in Terex stock for the period commencing December 31, 2015 through December 31, 2018.
✔	As a result of the Company’s strong operating profit and net working capital performance, the bonus payouts to the Named Executive Officers for 2018 were approximately 125% of target.
✔	The compensation granted in 2018 to the Named Executive Officers was predominantly performance-based and/or linked to the Company’s equity performance.

✔	The strong performance orientation of the executive compensation program and the rigor of the performance goals set by the Committee has resulted in the forfeiture of previously granted equity awards:
✔	Net amount of approximately $1.6 million in stock awards granted in 2016, 2017 and 2018 were forfeited in 2019 by the Company’s CEO and net amount of approximately $0.9 million in stock awards granted in 2016, 2017 and 2018 were forfeited in 2019 by the other Named Executive Officers as a result of the Company’s failure to achieve performance targets set by the Committee.
✔	The Company continued its long-standing engagement efforts with its stockholders both during and outside of the proxy season.
✔	The Company contacted stockholders representing approximately 23% of the Company’s stock in 2018 and approximately 29% of the Company’s stock in 2019 to offer them the opportunity to discuss the Company’s executive compensation program with the Committee Chairman.
✔	The Committee Chairman conducted discussions with five of the Company’s largest stockholders (accounting for approximately 12% of the Company’s outstanding shares) in the first quarter of 2018 to discuss the Company’s executive compensation program as part of its annual shareholder outreach program.
✔	The Committee Chairman conducted discussions with four of the Company’s largest stockholders (accounting for approximately 10% of the Company’s outstanding shares) in the first quarter of 2019 to discuss the Company’s executive compensation program as part of its shareholder outreach program.
✔	Additionally, all of the Company’s stockholders are given the opportunity to participate in a virtual stockholder forum on compensation matters prior to each year’s annual meeting of stockholders to ask questions of the Committee’s chairperson and provide feedback on the Company’s executive compensation program.
✔	In addition to the frequent communication that the Company’s CEO and Investor Relations team has with the Company’s stockholders, the Company held an analyst visit at its aerial work platforms facility in Redmond, Washington in August 2018.
✔	Based on feedback from the Company’s stockholders, one of the annual incentive compensation qualitative targets for 2019 for Mr. Garrison will be based on health, safety and environment (HSE) improvements.

2019 PROXY STATEMENT

COMPENSATION

Executive Compensation Program

The Committee is comprised solely of independent directors committed to applying sound governance practices to compensation decisions. The Committee considers a variety of reports and analyses, such as market survey data, compensation tally sheets and compensation data of peer companies, when making decisions regarding target compensation opportunities and the delivery of awards to the Company’s executives, including the Named Executive Officers.

The Committee has the sole authority to hire and dismiss the outside compensation consultants to the Committee. For 2018, the Committee retained Pay Governance LLC (“Pay Governance”), an independent, outside consultant, to support it in determining the compensation of the Company’s executive officers. Pay Governance was not given a narrow list of instructions, but rather was engaged to provide the Committee with any and all information and advice that might assist the Committee in performing its duties and analyzing executive pay packages. In accordance with the Guidelines, the Committee’s compensation consultant did not provide the Company with any other services.

Pay Governance performed a comprehensive analysis of the compensation practices of the Benchmark Companies and provided the Committee with compensation data, including updates regarding trends in executive compensation that the Committee utilized in making its decisions. The comprehensive analysis performed by Pay Governance indicated that the Committee’s mix of target total compensation is in line with typical market practice. In addition, in 2018, the target total cash, target long-term incentives and target total compensation provided to the Company’s executives, in the aggregate, were within the range of competitive market practice.

Compensation Objectives and Principles: The objectives of the Company’s executive compensation program are to: (i) attract and retain executives with the skills critical to the long-term success of the Company; (ii) motivate and reward individual and team performance in attaining business objectives and maximizing stockholder value; and (iii) link a significant portion of compensation to achieving performance goals and appreciation in the total stockholder return of the Company, so as to align the interests of the executives with those of the stockholders.

The Committee believes that its objectives of pay for performance and retention should be balanced and appropriately competitive with the Company’s peers and competitors, so that successful, high-achieving executives will remain motivated and committed to the Company during all phases of the business cycle. The Committee also believes that generally more than half of an executive’s total compensation opportunity should be aligned with the performance of the Company. As executives progress to higher levels in the Company they have a greater ability to affect the Company’s results and should have an increasing proportion of their pay linked to Company performance and stockholder returns. Annual and long-term incentive compensation opportunities should provide the appropriate focus on short- and long-term individual and corporate strategic business results. Long-term stock-based compensation opportunities should represent a larger proportion of total compensation for Named Executive Officers than short-term cash-based opportunities. Difficult but achievable annual objectives should be compatible with sustainable long-term performance. The allocation in compensation between short- and long-term compensation is generally based on employment market conditions with an emphasis on attraction and retention, as well as attempting to motivate executive officers to achieve excellent results.

Stockholder engagement: Engagement with its stockholders is a key component of the Company’s corporate governance and the Committee believes stockholder engagement is of vital importance in the area of executive compensation as well. The Committee seeks and is open to input from its stockholders regarding the Company’s executive compensation program.

The Committee also believes it is important for all stockholders to have the ability to voice their comments or concerns on the Company’s executive compensation practices. Accordingly, in 2018 (as in prior years) the Company held its stockholder forum on compensation matters prior to its annual meeting of stockholders giving all stockholders the ability to ask questions of the Committee’s chairperson and provide feedback on the Company’s executive compensation program. The Committee plans to hold a similar compensation forum immediately prior to the Annual Meeting in a further effort to engage with its stockholders on compensation matters. See page 1 of this Proxy Statement for more information on the Compensation Forum.

The Committee took note of the continued strong stockholder support in recent years reflected in the advisory vote on the compensation of the Company’s Named Executive Officers (approximately 94% or more voted in favor in each of the last four years). However, the Committee still believed it was important to continue to engage with stockholders on compensation matters. Consequently, the Committee Chairman met with four of the Company’s largest stockholders (accounting for approximately 10% of the Company’s outstanding shares) in the first quarter of 2019 to discuss the Company’s executive compensation program. Based on these discussions, the Company learned that its stockholders continue to generally approve of the Company’s overall executive compensation program and generally understand the

2019 PROXY STATEMENT

COMPENSATION

performance oriented nature of the Company’s executive compensation program. The stockholders were very appreciative of the Company’s outreach and also offered comments and suggestions about some of the elements of, and performance metrics used in, the Company’s executive compensation program. The Committee has taken this feedback into consideration in its ongoing efforts to improve the Company’s executive compensation program and the quality of its compensation disclosures. For example, one of the annual incentive compensation qualitative targets for 2019 for Mr. Garrison will be based on health, safety and environment (HSE) improvements.

Executive Compensation Practices

Peer Group: The Committee designs the Company’s total compensation program to be motivational and competitive with the programs of other corporations. The corporations included in the Company’s peer group have been selected based on criteria such as:

•	having comparable revenues, assets and market capitalization as the Company;
•	being from a similar industry with which the Company competes for executives;
•	being a manufacturing corporation that may not be in the same industry as the Company but that provides similar returns to their stockholders (collectively, the “Benchmark Companies”).

In keeping with current best practices, an annual review of the Company’s peer group was conducted and the Committee analyzed the composition of the Benchmark Companies. In conducting its annual review in 2018, the Committee determined that all of the Benchmark Companies continued to have revenues that were between one-half and two and a half times the Company’s revenue. As a result of this analysis and other analytics conducted by the Committee’s consultant and based on the Committee’s overall assessment of the Benchmark Companies, the Committee decided not to make any changes to the Benchmark Companies in 2018.

The companies currently comprising the Benchmark Companies are:

Peer Group
AGCO Corporation American Axle & Manufacturing Holdings, Inc. Carlisle Companies Inc. Crane Company Dana Incorporated	Dover Corporation Flowserve Corporation Hubbell Inc. Lennox International Inc. The Manitowoc Company, Inc. Meritor Inc.	Navistar International Corporation Oshkosh Corporation Pentair Ltd. Rockwell Automation, Inc. Roper Technologies Inc.	Tenneco Inc. Timken Company Trinity Industries Inc. United Rentals, Inc. Westinghouse Air Brake Technologies Corporation

Compensation Recoupment Policy: The Board and Committee included a “clawback” provision in the Terex Corporation Amended and Restated 2009 Omnibus Incentive Plan (the “2009 Omnibus Plan”) and the Terex Corporation 2018 Omnibus Incentive Plan (the “2018 Omnibus Plan”) that allows the Company to recover all or a portion of any incentive award granted or paid to an executive in the event the award is affected by a restatement of the Company’s financial results caused by errors, omissions or fraud. This policy is in addition to the requirements of Sarbanes-Oxley.

2019 PROXY STATEMENT

COMPENSATION

Stock Ownership Guidelines: The Company has stock ownership guidelines to encourage acquisition and retention of the Company’s common stock and to foster an ownership culture, thereby aligning the executives’ interests with the long-term interests of the Company’s stockholders. These ownership guidelines are based on a multiple of each executive’s base salary. Shares that count toward meeting the ownership guideline include shares held outright by the executive, unvested time-based restricted stock or stock units, unvested performance-based stock where performance has been achieved and any shares acquired through a Company benefit plan. Unearned performance-based shares/units are not counted toward meeting the ownership guideline. The following table shows the Named Executive Officers’ ownership levels and their achievement of the relevant target levels as of December 31, 2018:

Named Executive Officer	Total Stock Ownership ($)	Annual Salary ($)	Total Stock Ownership versus Annual Salary (#)	Target Ownership Level Guideline (# times base salary)
John L. Garrison	$13.9 million	$950,000	14.7 times	6.0 times
John D. Sheehan	$3.4 million	$663,000	5.2 times	3.0 times
Steve Filipov	$3.4 million	$591,858	5.8 times	2.5 times
Eric I Cohen	$4.1 million	$579,649	7.0 times	2.0 times
Matthew Fearon	$2.2 million	$515,100	4.3 times	2.5 times

Internal Pay Equity: As is the case with many companies, the Company relied in 2018 more heavily on the management and leadership skills of its CEO than its other Named Executive Officers. The Company relies on the management and leadership skills of its other Named Executive Officers, but not to the same extent that it relies on its CEO. As a result, its CEO received a significantly greater amount of compensation than the other Named Executive Officers.

Executive Compensation Components

The executive compensation program has three principal components: short-term compensation (base salary and annual incentive), long-term incentive compensation and post-employment compensation, each of which is described below.

While each component of compensation is considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual executive when making its decisions.

2019 PROXY STATEMENT

COMPENSATION

Short-Term Compensation

Base Salary: Base salary is determined by evaluating the responsibilities of the position held, the individual’s experience in his/her current position, current performance, future potential and the competitive marketplace for executive talent. The Company’s objective is to provide its executive officers with competitive base salaries that are, on average, at the median of the Benchmark Companies. Base salaries are reviewed annually to ensure that strong individual performance is reflected in any increase in an executive’s base salary level. The Committee approved the following annual base salary levels for the Named Executive Officers in 2018.

Named Executive Officer	Base Salary Effective April 1, 2018	Prior Base Salary
John L. Garrison	$950,000	$900,000
John D. Sheehan	$663,000	$650,000
Steve Filipov	$591,858	$580,253
Eric I Cohen	$579,649	$568,283
Matthew Fearon	$515,100	$510,000

The Committee believed that the base salary increases to Messrs. Sheehan, Filipov, Cohen and Fearon of 1%-2% were appropriate given the positioning of their base salary levels relative to the market data. In addition, the Committee considered that the Company’s executive officers did not receive any salary increase in 2017. The Committee believed that the salary increase for Mr. Garrison was appropriate as he has performed well and even after this increase his base salary was still well below the median of the Benchmark Companies.

The Committee believes that the base salary ranges in 2018 for the Company’s Named Executive Officers (as defined below) were, in the aggregate, slightly above the 50th percentile of the Benchmark Companies. In part, this is a reflection of the long tenure with the Company by certain of the Company’s Named Executive Officers. This was partially offset by Mr. Garrison’s base salary being below the 50th percentile of the Benchmark Companies. Mr. Garrison’s approximately three year tenure as CEO of the Company is below the average tenure of a CEO and is a principal reason for Mr. Garrison’s base salary being below the 50th percentile of the Benchmark Companies.

Annual Incentive Program: In addition to base salary, each executive officer was eligible to participate in our annual incentive program under the 2009 Omnibus Plan, which was adopted by the Board and approved by the stockholders of Terex in 2009 and 2013. The Committee’s objective is to provide the Company’s executive officers with an annual incentive opportunity that is competitive with annual incentive target percentage ranges for the Benchmark Companies. The goal of the management annual incentive program is to provide annual incentive opportunity and reward executives when their actions drive the overall performance of the Company. While there is downside risk to the executive in having a performance component that can result in no award, there is also an upside opportunity if the Company and the individual both perform well. This meets the Committee’s objective that superior performance that adds value to the

Company and its stockholders should be rewarded and performance that does not meet expectations should have adverse consequences. For 2018, the Committee, in its sole discretion, could decrease or eliminate the payment of an annual incentive award to any participant under certain extraordinary events in accordance with the annual incentive program.

Annual incentive payouts are based upon the Company’s performance and the executive’s individual performance, both measured against previously determined targets. The individual targets include both financial and non-financial metrics, and contain individual and Company performance measures. Mr. Garrison’s annual incentive target for 2018 was increased to 125% from 120% of his base salary. The Committee believed this change was appropriate as Mr. Garrison’s target total cash compensation is still below the median of the Benchmark Companies even after this change. The annual incentive targets of the other executive officers generally range from 60% - 75% of their base salary. The Committee believes this is consistent with its philosophy of paying for superior performance.

In 2018, 80% of the annual incentive target for each of the Named Executive Officers was based upon financial targets determined at the overall Terex consolidated level and the other 20% was based on individual performance metrics. As in prior periods, the Committee determined that no annual incentives would be paid if the Company did not have positive net income in 2018, on an adjusted basis, regardless of whether an executive achieved or exceeded their individual performance targets in 2018.

Named Executive Officer (Other than CEO) Annual Incentive Targets:

Quantitative Targets: As the Company had employed various performance metrics over the past few years that supported the Company’s business strategy, the Committee, with the assistance of its compensation consultant, conducted a review of the metrics used by the Company, the Benchmark

2019 PROXY STATEMENT

COMPENSATION

Companies and other manufacturing companies, as well as the number of metrics used by such other companies. The Committee determined that using two performance metrics continued to be most prevalent among both the Benchmark Companies and other manufacturing companies. It was determined that net working capital as a percentage of net sales (“NWC”) and operating earnings of the Company would be the two financial metrics for the Company’s 2018 annual incentive program as they both aligned and supported the Company’s business strategy and goals for 2018.

The Committee wanted management focused on driving operating earnings in 2018; therefore, 75% of the quantitative portion of the annual incentive program was based on operating earnings. Operating earnings is calculated as net sales less cost of sales, less selling and general administrative expenses and excluding certain unusual and non-recurring items.

It was also important to the Committee that the Company focus on its working capital; therefore, 25% of the quantitative portion of the annual incentive program was based on NWC. NWC is trade receivables (net of allowance) plus inventory, less trade accounts payable and customer advances, divided by net sales for the quarter multiplied by four. The NWC amount was calculated on a quarterly basis and performance was measured based on how the Company performed against its annual operating plan targets.

In 2017, the net working capital metric was measured as an absolute number and not as a percentage of sales. The Committee believes NWC is an important metric as strong NWC augments the Company’s cash conversion characteristics and performance overall. The Committee modified the metric in 2018 as it believed management should be managing the net working capital levels in relation to the Company’s net sales and the revised calculation of NWC was a better way to measure management’s success at managing the Company’s net working capital levels.

For 2018, the quarterly targeted NWC amounts are set forth below and the targeted operating earnings was $333 million, which amounts were based upon the 2018 operating plan of the Company, approved by the Board in December 2017. The following tables indicate the correlation between the Company’s NWC, the Company’s operating earnings performance and the payout percentage of the quantitative portion of the annual incentive target:

25%				75%
NWC Achievement %
Q1	Q2	Q3	Q4	NWC Payout Matrix % *	Operating Earnings Achievement ($ millions)	Operating Earnings Payout Matrix%*
29.8%	26.9%	28.3%	30.1%	0%	Less than $233	0%
28.8%	25.9%	27.3%	29.1%	25%	$233	25%
27.8%	24.9%	26.3%	28.1%	50%	$266	50%
26.8%	23.9%	25.3%	27.1%	75%	$300	75%
25.8%	22.9%	24.3%	26.1%	100%	$333	100%
24.8%	21.9%	23.3%	25.1%	125%	$366	150%
23.8%	20.9%	22.3%	24.1%	150%	$400 or more	200%
22.8%	19.9%	21.3%	23.1%	175%
21.8%	18.9%	20.3%	22.1%	200%
*	Results between the thresholds will be interpolated.

Qualitative Targets: Individual performance for each of the executive officers can include all or any combination of segment performance, business unit performance, personal goals, as well as other financial and non-financial measurements and milestones. The CEO is responsible for determining individual performance measurements for each of his direct reports. The individual performance calculation for the executive officers, other than the CEO, is done on a holistic basis in evaluating the achievement of such goals rather than based upon a rigid formula. The difficulty in achieving the targeted goals depends on a variety of factors, some of which are in the executive’s control and some of which are not. These targets are established annually based on the Company’s operating plan for the coming year and in conjunction with the executive’s annual review by the CEO. If the Company achieves its operating plan objectives for the year, the Committee believes the goals are attainable. Unlike the quantitative targets, the maximum payout percentage for qualitative targets is 100%, although the CEO and the Committee retain discretion to pay up to 120% on a case by case basis for extraordinary performance. This is done in an effort to increase the alignment of the executives’ interests and the Company’s stockholders.

2019 PROXY STATEMENT

COMPENSATION

The Company’s NWC for 2018, calculated in accordance with the Company’s annual incentive plan, was 19.9%, 18.2%, 22.5% and 23.8% for the first, second, third and fourth quarters of 2018, respectively, which resulted in a payout of 176% of target for this metric. The Company’s operating earnings, as adjusted for certain unusual and non-recurring items and calculated in accordance with the Company’s annual incentive plan, for 2018 was $344.1 million, which resulted in a payout of 117% of target for this quantitative metric. The following table shows the total 2018 annual incentive payout under the 2009 Omnibus Plan, and details the annual incentive amount that was earned for the quantitative and qualitative portions of the 2018 annual incentive award for each of the Named Executive Officers other than the CEO.

Name	Amount for Achievement of NWC	Amount for Achievement of Operating Earnings	Amount for Achievement of Qualitative Targets	Total Annual Incentive Amount
John D. Sheehan	$347,382	$174,186	$98,969	$620,537
Steve Filipov	$310,106	$155,495	$-0-	$441,747	*
Eric I Cohen	$303,710	$152,288	$86,527	$542,524
Matthew Fearon	$270,538	$135,654	$77,076	$483,269
*	The Committee exercised negative discretion with respect to Mr. Filipov’s total annual incentive amount as a result of the performance of the Cranes segment in 2018.

Mr. Garrison Annual Incentive Targets:

Quantitative Targets: Consistent with the other Named Executive Officers, the 2018 quantitative financial performance measure was NWC as a percentage of net sales and operating earnings for Mr. Garrison and represented 80% of his annual incentive target.

Qualitative Targets: The following table provides a detailed listing of the qualitative performance measures that were considered by the Committee and their percentage weighting:

Performance Measure	Weighting of the Qualitative Target (%)	Goals
Safety	15%
Complete mile marker 2 on eight business specific serious injury and fatality roadmaps. Reduce the Company’s total recordable incident rate to less than 2.61 and the Company’s lost time rate to less than 0.57.

Simplify	20%
Simplify finance and IT through execution of established financial initiatives (implement a common financial chart of accounts, implement a financial performance management system, improve operation and efficiency of Global Business Services through standardization of processes and simplify tax processes).

Execute to Win	40%
Improve the tracking of Commercial Excellence impact so it aligns with the planned impact of market share change and pricing change included in the Company’s annual operating plan. Execute the strategic sourcing, commercial excellence and life cycle solutions initiatives.

Talent Development	25%
Increase focus on team member engagement. Develop succession plans and organizational opportunities for key positions in the Company. Implement formalized financial training for non-finance leaders. Deliver three Leading for Success programs. Achieve women at Terex targets (1% increase at leader level, 0.5% increase in operational roles and 0.5% increase overall).

2019 PROXY STATEMENT

COMPENSATION

The following tables detail the quantitative and qualitative portions of Mr. Garrison’s 2018 bonus amount:

Quantitative Annual Incentive Goal	Quantitative Annual Incentive Target Amount	Amount for Achievement of Quantitative Targets
NWC	$234,418	$412,575
Operating Earnings	$703,253	$822,806
Total	$937,671	$1,235,382
Qualitative Annual Incentive Goal	Qualitative Annual Incentive Target Amount	Amount for Achievement of Qualitative Targets
Safety	$35,163	$35,163
Simplify	$46,884	$46,884
Execute to Win	$93,767	$93,767
Talent Development	$58,604	$58,604
Total	$234,418	$234,418

Benefits and Perquisites: The Company previously eliminated substantially all perquisites that applied to its executive officers other than benefits which are also provided generally to all other U.S.-based salaried employees, such as Company-paid life insurance and matching contributions in the Company’s 401(k) Plan and Employee Stock Purchase Plan, medical, dental and vision plans, flexible spending accounts, long and short-term disability coverage and relocation reimbursements and payments. In addition, executive officers, as well as certain other middle management team members of the Company, may elect to defer compensation and receive matching contributions in one of the Company’s deferred compensation plans.

Generally, perquisites granted to executive officers are allocated to their income and they are required to pay income taxes on such perquisites. The Company does not provide a tax gross up on executive perquisites except as they relate to certain relocation benefits or expatriate assignments. In 2018, the Company provided a tax gross up to Mr. Filipov in respect of expatriate benefits in respect of his assignment in Switzerland. The Company also provides these types of expatriate benefits and tax gross ups to many middle management team members, as an inducement for team members and new hires to relocate based on the business needs of the Company.

Long-Term Incentive Compensation

Long-Term Incentive Compensation: One of the primary components of the Company’s long-term incentive compensation is the granting of restricted stock and/or cash awards to executive officers, including awards which have a performance-based component. Stock awards have the dual objective of helping to build stockholder value while also serving to retain and motivate the Company’s senior leadership. Long-term incentive compensation is designed to provide wealth creation for executives if stockholder value is created.

The Company’s objective is to provide its executive officers with long-term incentive awards that are generally above the median of the award level at the Benchmark Companies. Long-term incentive awards may include cash and non-cash components. When determining the size of equity awards, the Committee also believes that there is merit in taking into account the amount of equity that an executive owns in the Company, and the Committee undertook an extensive review in 2018 of the equity ownership in the Company of each of the executives. However, the overriding factor in determining the size and amount of equity grants is ensuring that grants are motivational and measurable, while providing competitive equity grants that are determined based on grant date economic value. The Committee also takes into account that the Company competes for corporate management talent in high cost of labor areas when determining the size and amount of equity grants. In 2018, the long-term incentive awards to the Named Executive Officers were, in the aggregate, above the median of the award level at the Benchmark Companies.

In 2018, the long-term compensation awards granted by the Company consisted of time-based restricted stock awards and performance-based restricted stock awards. The award values for the named executive officers, including Mr. Garrison, were reduced in 2018 by approximately 10% from the 2017 award amounts. This decision was made by the Committee after considering the Company’s performance, the Company’s size following recent divestitures, the award levels of the Benchmark Companies and the equity ownership in the Company of each of the executives.

For each of the executive officers, other than Mr. Garrison, the allocation of the economic value assigned to the time and performance based components of the long-term incentive awards granted in 2018 were intended to each be approximately 50% of the total long-term incentive award value. The

2019 PROXY STATEMENT

COMPENSATION

long-term incentive award for Mr. Garrison was more heavily performance-based than that of the other executives because the Committee believes that he is the executive with the highest level of decision-making in the Company and, therefore, has the greatest potential impact on the Company’s overall performance. As a result, the Committee believes his compensation should be more heavily weighted to the Company’s overall performance than that of the other executive officers with 65% allocated to performance-based restricted stock and 35% allocated to time-based restricted stock.

Long-Term Incentive Awards
Named Executive Officer	Performance-Based	Time-Based
John L. Garrison	65%	35%
John D. Sheehan	50%	50%
Steve Filipov	50%	50%
Eric I Cohen	50%	50%
Matthew Fearon	50%	50%

2018 Long-Term Incentive Awards: The Company’s policy is to make grants of long-term incentive awards in the first quarter of each calendar year, shortly after the Company’s prior year’s results are finalized and both the results and earnings guidance for the coming year are released publicly.

Following that policy, in March 2018, the executive officers were granted long-term incentive awards. The grants for the executives contained both time-based awards and performance-based awards. Each time-based award will vest solely on the passage of time over a three-year period, with one-third of the time-based award vesting on March 8 of each of 2019, 2020 and 2021, to the extent the executive is still employed with the Company.

As in previous years, the performance-based awards were generally split between two performance metrics. For 2018, the Committee approved using both total shareholder return (“TSR”) and return on invested capital (“ROIC”) as the performance metrics for the performance-based awards.

The Committee continued to believe that TSR was an appropriate performance measure as it closely aligns this portion of executive pay with stockholder performance. The Committee determined that ROIC was an appropriate performance measure for long-term incentive awards. ROIC is one of the primary measures to assess operational performance, as it measures how effectively the Company uses money invested in its operations, and the Committee believes this is a metric that is strongly aligned with longer-term performance and decision making. ROIC highlights the level of value creation when compared to the Company’s cost of capital. The after tax measurement of ROIC is important because the Committee believes tax planning and management are important components of the Company’s overall performance.

Each long-term incentive award included two performance-based awards. The first performance-based award (the “ROIC Award”) is generally contingent upon the Company achieving a targeted ROIC in each of 2018, 2019 and 2020 (the “ROIC Target”). For each of 2018, 2019 and 2020, the proportionate target amount will be received if the Company achieves its ROIC Target for such year, with the amount subject to increase or decrease for attainment above or below the ROIC Target for such year. The ROIC Target for 2018 was 15.7%. As a result of the Company’s performance, the executives earned approximately 120% of the 2018 portion of the performance-based award. The ROIC Targets for 2019 and 2020 will be based upon the operating plan approved by the Board for the applicable year. The executive will earn 100% of the ROIC Award for a particular year if the Company achieves the ROIC Target for such year. Any earned portion of an award will not be paid until the end of the three-year performance period. For performance that fails to meet the ROIC Target, less than 100% of the ROIC Award will be received, with the actual payment amount corresponding directly with the level of achievement under the target (e.g., 90% achievement would result in a 75% payment, 80% achievement would result in a 50% payment, 70% achievement would result in a 25% payment and less than 70% achievement would result in no payment). Alternatively, for performance that exceeds the ROIC Target, greater than 100% of the ROIC Shares will be received, with the actual payment amount corresponding directly with the level of achievement in excess of the target (e.g., 110% achievement would result in a 125% payment, 120% achievement would result in a 150% payment, 140% achievement would result in 200% achievement and greater than 140% achievement is capped at a payment of 200%). The Committee, together with its independent consultant, did a thorough review of the long-term incentive awards granted by the Benchmark Companies. The Committee believes the Company’s performance award payout structure and performance ranges support the cyclical nature of our industry and closely aligns with the threshold levels of the Benchmark Companies.

The second performance-based award (the “TSR Award”) is contingent upon the Company achieving a percentile rank of 50th (the “TSR Target”) against the Benchmark Companies for three year annualized total stockholder return (“TSR”) for the period January 1, 2018 through December 31, 2020. TSR combines share price appreciation and dividends paid to measure the total return to shareholders. TSR is calculated by adding the change in a company’s stock price during a specified time period to any dividends paid by such company

2019 PROXY STATEMENT

COMPENSATION

during the time period and dividing that sum by the stock price of such company at the beginning of the period. The amount of shares earned will be based on the performance attainment as contained in the table below.

TSR Award
	Performance	Payout
Below Threshold	< 30th Percentile	0%
Threshold	30th Percentile	25%
Target	50th Percentile	100%
Maximum	≥ 80th Percentile	200%

The Committee, together with its independent consultant, did a thorough review of the TSR awards granted by the

Benchmark Companies. The Committee believes the Company’s performance award payout structure and performance ranges for the TSR awards supports the cyclical nature of our industry and closely aligns with the threshold, target and maximum levels of the Benchmark Companies.

The Committee believes that the three year period for these awards and these performance metrics helps motivate long-term decision making and better aligns the interests of the executives and the Company’s stockholders. No shares earned prior to the end of the three-year period are paid out until after the end of the three-year period.

Post-Employment Compensation

Retirement Plans and Life Insurance: The Company offers a variety of mechanisms for its executive officers to plan for their retirement. These plans are offered to attract and retain executive officers by offering them benefits similar to those offered by the Benchmark Companies. The retirement plans offered by the Company to its executive officers generally include a 401(k) plan, which is also offered to most of the Company’s U.S. based employees, a deferred compensation plan, an ERISA excess plan, a defined benefit supplemental executive retirement plan (“DB SERP”) and a defined contribution supplemental executive retirement plan (“DC SERP”, and together with the DB SERP, the “SERPs”). The DB SERP is closed to new participants. A senior executive participating in the DB SERP is not eligible to participate in the DC SERP. See “Pension Benefits” for a description of the SERPs and “Nonqualified Deferred Compensation” for a description of the Company’s deferred compensation plan.

In addition, each executive officer receives a life insurance benefit that provides his or her family with a core level of security in case of the premature death of the executive officer. The Company provides each executive officer with a group life insurance benefit that is approximately two times his or her base salary, up to a maximum of $900,000.

Termination of Employment and Change in Control Arrangements: Each of the Named Executive Officers is a party to a Change in Control and Severance Agreement with the Company (collectively, the “Executive Agreements”). The Company does not have any agreements that contain excise tax gross ups.

The Executive agreements provide the executive officers with a core level of assurance that their actions on behalf of the Company and its stockholders can proceed without the potential distraction of short-term issues that may affect the Company (e.g., merger, buyout, etc.) and helps ensure that they continue to act in the best interests of the Company. In addition, these agreements contain measures that protect the Company as well, such as confidentiality, non-compete and non-solicitation provisions. The key terms of these agreements are generally customary provisions for agreements of this type and are described below in “Potential Payments Upon Termination or Change in Control.”

2019 PROXY STATEMENT

COMPENSATION

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

OREN G. SHAFFER
MATTHEW P. HEPLER
RAIMUND KLINKNER
DAVID C. WANG
SCOTT W. WINE

2019 PROXY STATEMENT

COMPENSATION

Executive Officers

The following table sets forth, as of March 25, 2018, the respective names and ages of the Company’s executive officers, indicating all positions and offices held by each such person. Each officer is elected by the Board to hold office for one year or until his or her successor is duly elected and qualified.

NAME	AGE	POSITIONS AND OFFICES WITH COMPANY
John L. Garrison, Jr.	58	Chairman and Chief Executive Officer
John D. Sheehan	58	Senior Vice President and Chief Financial Officer
Eric I Cohen	60	Senior Vice President, Secretary and General Counsel
Brian J. Henry	60	Senior Vice President, Business Development and Investor Relations
Kevin A. Barr	59	Senior Vice President, Human Resources
Matthew Fearon	57	President, Terex Aerial Work Platforms
Stoyan (Steve) Filipov	50	President, Terex Cranes
Kieran Hegarty	52	President, Terex Materials Processing

For information regarding Mr. Garrison, refer to the section above titled “Election of Directors.”

John D. Sheehan became Senior Vice President and Chief Financial Officer on February 27, 2017. Prior to joining the Company, Mr. Sheehan most recently served as Executive Vice President and Chief Financial Officer of Mylan, Inc., a global pharmaceutical company, from 2010 through April 1, 2016. Prior to joining Mylan, Mr. Sheehan worked in a variety of financial positions at Delphi Corporation, a global supplier to the auto industry. During his last two years at Delphi he served as Chief Financial Officer. Additionally, Mr. Sheehan’s experience includes 20 years with KPMG LLP where he was an Audit Engagement Partner, including an assignment in Germany.

Eric I Cohen became Senior Vice President, Secretary and General Counsel of the Company on January 1, 1998. Prior to joining the Company, Mr. Cohen was a partner with the New York City law firm of Robinson Silverman Pearce Aronsohn & Berman LLP (which firm merged with a predecessor of Bryan Cave Leighton Paisner LLP) since January 1992 and was an associate attorney with that firm from 1983 to 1992.

Brian J. Henry was appointed Senior Vice President, Finance and Business Development on October 18, 2002. Mr. Henry also became responsible for investor relations in August 2016. Mr. Henry previously held the positions of Vice President, Finance and Business Development, Vice President-Finance and Treasurer, and Vice President-Corporate Development and Acquisitions. Mr. Henry also served as the Company’s Director of Investor Relations. Mr. Henry has been employed by the Company since 1993. From 1990 to 1993, Mr. Henry was employed by KCS Industries, L.P. and its predecessor, KCS Industries, Inc., an entity that until December 31, 1993, provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries.

Kevin A. Barr became the Chief Human Resources Officer for the Company on September 25, 2000 and has held the title Senior Vice President, Human Resources of the Company since January 3, 2006. Prior to joining the Company, Mr. Barr served as the Chief Human Resources Officer at DBT Online since 1998. From 1995 to 1998, Mr. Barr was at Nabisco, Inc. as Vice President-Human Resources, Asia/Pacific. Prior to that, Mr. Barr served as Vice President-Human Resources, Asia/Pacific and Latin America with Dun and Bradstreet Corporation from 1990 to 1995, and in various human resources executive positions at Chase Manhattan Bank, N.A. from 1981 to 1990.

Matthew Fearon was named President, Terex Aerial Work Platforms (AWP) on January 14, 2013. Mr. Fearon also has responsibility for the Company’s operations in Latin America and China. Previously, Mr. Fearon had been serving as Vice President and General Manager of the AWP Americas business since October 2010. Prior to that, Mr. Fearon was Managing Director of AWP Europe since March 2007. Mr. Fearon joined Genie Industries, Inc. in 1995, which was acquired by Terex in 2002 and Mr. Fearon has held a number of operating positions of increasing responsibility since 1995.

Stoyan (Steve) Filipov was named President, Terex Cranes on October 25, 2016 and was President, Terex Material Handling & Port Solutions from January 14, 2013 until the sale of the Material Handling & Port Solutions business to Konecranes Plc on January 4, 2017. Previously, Mr. Filipov had been serving as President, Developing Markets and Strategic Accounts since January 16, 2008. Prior to that, Mr. Filipov had been serving as President, Terex Cranes since January 1, 2004. At that time, Mr. Filipov had been serving as President of the international operations for Terex Cranes since July 1, 2002. Prior to that, Mr. Filipov held various other positions with a number of the Company’s international businesses. Mr. Filipov started with the Company on September 1, 1995 as Export Manager for one of the Company’s crane operations in France.

Kieran Hegarty was named President, Terex Materials Processing in March 2010. Prior to that, Mr. Hegarty had been serving as Vice President, Terex Materials Processing since January 2006. Previously, he held various general management positions within the Powerscreen group of companies since 1992.

2019 PROXY STATEMENT

COMPENSATION

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The Summary Compensation Table below shows the compensation for the three previous fiscal years, as applicable, of the Company’s Chief Executive Officer, Chief Financial Officer and the Company’s three other highest paid executive officers who had 2018 total qualifying compensation in excess of $100,000 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualifed Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
John L. Garrison	2018	$935,577	0	$6,741,994	0	$1,469,800	0	$482,329	$9,629,700
Chairman and	2017	$900,000	$900,000	$7,334,348	0	$1,777,680	$107	$294,347	$11,206,482
Chief Executive Officer	2016	$882,692	0	$8,153,981	0	392,256	0	$541,119	$9,970,048
John D. Sheehan	2018	$659,250	0	$1,970,750	0	$620,537	0	$212,977	$3,463,514
Senior Vice President	2017	$530,000	0	$3,558,138		$685,908	0	$411,661	$5,185,707
and Chief Financial Officer
Eric I Cohen	2018	$576,370	0	$1,238,035	0	$542,524	$953,776	$70,525	$3,381,230
Senior Vice President,	2017	$568,283	$568,283	$1,321,846	0	$701,545	$191,552	$67,221	$3,418,730
Secretary and General Counsel	2016	$563,890	0	$1,306,955	0	$153,679	$398,018	$50,493	$2,473,035
Steve Filipov	2018	$588,510	0	$1,238,035	0	$441,747	$227,082	$397,449	$2,892,823
President, Terex Cranes	2017	$580,253	$580,253	$1,347,764	0	$716,322	$214,986	$199,485	$3,639,063
	2016	$566,075	0	$1,250,131	0	$157,290	$247,820	$102,950	$2,324,266
Matthew Fearon	2018	$513,629	0	$1,010,641	0	$483,269	0	$199,940	$2,207,479
President, Terex Aerial	2017	$510,000	$510,000	$1,140,416	0	$629,595	$655	$125,968	$2,916,634
Work Platforms	2016	$510,000	0	$1,136,482	0	$138,924	$2,858	$109,882	$1,898,146
(1)	The 2017 amounts for Messrs. Garrison, Cohen, Filipov and Fearon reflect retention bonuses granted in the first quarter of 2016 in response to the uncertainties of the original Konecranes merger of equals transaction and the Zoomlion unsolicited all cash offer. These bonuses were paid in the fourth quarter of 2017.
(2)	See Note P – “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for a detailed description of the assumptions that the Company used in determining the dollar amounts recognized for financial statement reporting purposes of its stock awards.
(3)	The amounts listed in the Stock Awards column are the aggregate grant date fair value amounts computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The amounts listed in the Stock Awards column include awards that are subject to performance conditions. For the 2018 awards, if the maximum performance is achieved, the stock award amounts for Messrs. Garrison, Sheehan, Filipov, Cohen and Fearon would be $10,871,067 $2,902,120, $1,823,127, $1,823,127 and $1,488,267, respectively.
(4)	The 2018, 2017 and 2016 amounts for Messrs. Garrison, Filipov, Cohen and Fearon and 2018 and 2017 amounts for Mr. Sheehan, as applicable, reflect annual incentive awards earned during fiscal years 2018, 2017 and 2016, respectively, under the Omnibus Plan.
(5)	The amount in this column for Messrs. Cohen and Filipov reflects the actuarial increase in the present value of their benefits under all defined benefit pension plans. No Named Executive Officer received preferential or above-market earnings on deferred compensation in 2018.
(6)	As part of its competitive compensation program, the Company in 2018 provided its Named Executive Officers with certain perquisites and other personal benefits. The amounts listed below are the aggregate incremental cost of the benefits and perquisites paid by the Company. The aggregate incremental cost to the Company is computed as the actual out-of-pocket cost to the Company of supplying such perquisite. For example, the amount listed under the Company Paid Life Insurance column is the amount that the Company paid to a third party as a result of providing the life insurance to the Named Executive Officer. As part of their compensation, each of the Named Executive Officers in 2018 received the benefits and perquisites listed in the table below:
Name	Disability Premiums	401(k) Matching Contributions	Employee Stock Purchase Plan Company Contributions	Company Paid Life Insurance	Dividends on Stock Awards*	Other**	Total
John L. Garrison	$1,073	$13,750	0	$2,592	$159,021	$305,893	$482,329
John D. Sheehan	$1,073	$13,750	0	$2,592	$38,497	$157,065	$212,977
Eric I Cohen	$1,073	$13,750	0	$2,592	$29,381	$23,729	$70,525
Steve Filipov	$1,073	$13,750	0	$2,592	$28,984	$351,050	$397,449
Matthew Fearon	$1,073	$13,750	0	$2,592	$25,154	$157,371	$199,940
*	Dividends are received on time-based restricted stock awards and on performance-based stock only to the extent that awards have been earned.

2019 PROXY STATEMENT

COMPENSATION

**	The amount shown for Mr. Garrison consists of (i) $267,768 for the Company’s contribution to the DC SERP and (ii) $38,125 for matching contribution to the Company’s ERISA Excess Plan; the amount shown for Mr. Sheehan consists of (i) $124,152 for the Company’s contribution to the DC SERP and (ii) $32,913 for matching contributions to the Company’s Deferred Compensation Plan; the amount shown for Mr. Cohen consists of (i) $23,354 for matching contribution to the Company’s ERISA Excess Plan and (ii) $375 for a wellness award; the amount shown for Mr. Filipov consists of (i) $120,959 related to his relocation to Switzerland, of which $27,982 is for the reimbursement of taxes, (ii) $148,221 related to housing and other cost of living expenses associated with living in Switzerland, (iii) $52,840 for the reimbursement of Mr. Filipov’s children’s education, (iv) $19,830 for a vehicle allowance, and (v) $9,200 for tax preparation services; the amount shown for Mr. Fearon consists of (i) $113,960 for the Company’s contribution to the DC SERP and (ii) $43,411 for matching contribution to the Company’s ERISA Excess Plan.

Grants of Plan-Based Awards

The following table sets forth information on grants of awards under the Company’s equity and non-equity incentive plans during 2018 to the Named Executive Officers. The amount of stock awards, option awards and non-equity incentive plan compensation recognized for financial reporting purposes by the Company for the Named Executive Officers during 2018 is also listed in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John L. Garrison	3/8/2018							58,363			$2,327,500
	3/8/2018				13,549	54,194	108,388				$2,161,250
	3/8/2018				13,549	54,194	108,388				$2,253,244
	N/A	$8,791	$1,172,089	$2,156,644
John D. Sheehan	3/8/2018							24,448			$975,000
	3/8/2018				3,056	12,224	24,448				$487,500
	3/8/2018				3,056	12,224	24,448				$508,250
	N/A	$24,742	$494,846	$910,517
Eric I Cohen	3/8/2018							15,359			$612,500
	3/8/2018				1,920	7,679	15,358				$306,250
	3/8/2018				1,920	7,679	15,358				$319,285
	N/A	$21632	$432,635	$796,048
Steve Filipov	3/8/2018							15,359			$612,500
	3/8/2018				1,920	7,679	15,358				$306,250
	3/8/2018				1,920	7,679	15,358				$319,285
	N/A	$22,087	$441,747	$812,815
Matthew Fearon	3/8/2018							12,538			$500,000
	3/8/2018				1,567	6,269	12,538				$250,000
	3/8/2018				1,567	6,269	12,538				$260,641
	N/A	$19,269	$385,382	$709,103
(1)	The target award levels established for the annual incentive program are established annually in the first quarter and are expressed as a percentage of the Named Executive Officer’s base salary. See “Compensation Discussion and Analysis” under the heading “Annual Incentive Program” for a description of the annual incentive bonus program. The amounts reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for awards under the annual incentive bonus program that were paid in March 2019, based on performance in 2018. Thus, the amounts shown in the “threshold, target and maximum” columns reflect the range of potential payouts when the target award levels were established in the first quarter of 2018. The actual amounts paid pursuant to those awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	The amounts reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns represent the threshold, target and maximum amounts for performance share awards granted in 2018. The first performance share award is subject to the Company achieving certain ROIC targets and the second performance share award is subject to the Company achieving certain TSR targets. The performance share awards pay $0 for performance below threshold. These performance shares will vest in full in 2021 if the target performance criteria are satisfied. For a description of the process for determining target award levels and the terms of the performance share awards, please refer to “Compensation Discussion and Analysis” under the heading “Long-Term Incentive Compensation.” Upon the earliest to occur of certain changes in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such performance shares shall vest immediately. Dividends, if any, are paid on earned performance shares at the same rate as paid to all stockholders.
(3)	The amounts in this column reflect the time-based restricted stock awards granted in 2018. For a description of the process for determining award levels and the terms of such awards, see “Compensation Discussion and Analysis” under the heading “Long-Term Incentive Compensation.” Upon the earliest to occur of certain changes in control of the Company or the death or disability of the recipient of the grant, any unvested portion of such restricted stock award shall vest immediately. Dividends, if any, are paid on restricted stock awards at the same rate as paid to all stockholders.
(4)	The grant date fair value of the equity awards granted in 2018 was calculated in accordance with ASC 718. For a description of the assumptions made in valuing the equity awards see Note P – “Stockholders’ Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

2019 PROXY STATEMENT

COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the amount of unexercised stock options, Restricted Stock that has not vested and equity incentive plan awards that have not yet vested for each of the Named Executive Officers as of December 31, 2018.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John L. Garrison						26,113	(2)	$719,944
									72,137	(3)	$1,988,822
									71,544	(4)	$1,972,456
									35,372	(5)	$975,212
									35,372	(6)	$975,212
						52,358	(7)	$1,443,501
									41,226	(8)	$1,136,599
									23,839	(9)	$657,254
									23,839	(10)	$657,254
									36,163	(11)	$997,017
									17,880	(12)	$492,940
									17,880	(13)	$492,941
									17,880	(14)	$492,941
						59,022	(16)	$1,627,232
									13,548	(17)	$373,531
									13,548	(18)	$373,531
									13,548	(19)	$373,531
									13,548	(20)	$373,531
									18,065	(21)	$498,041
									18,065	(22)	$498,041
									18,065	(23)	$498,041
John D. Sheehan						34,817	(15)	$959,893
						20,837	(7)	$574,477
									8,834	(8)	$243,557
									5,108	(9)	$140,840
									5,108	(10)	$140,840
									7,749	(11)	$213,646
									3,831	(12)	$105,630
									3,831	(13)	$105,630
									3,831	(14)	$105,630
						24,725	(16)	$681,655
									3,056	(17)	$84,255
									3,056	(18)	$84,255
									3,056	(19)	$84,255
									3,056	(20)	$84,255
									4,075	(21)	$112,340
									4,075	(22)	$112,340
									4,075	(23)	$112,340

2019 PROXY STATEMENT

COMPENSATION

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Eric I Cohen						8,580	(2)	$236,557
									12,763	(3)	$351,868
									12,658	(4)	$348,973
									6,258	(5)	$172,538
									6,258	(6)	$172,538
						13,624	(7)	$375,611
									5,776	(8)	$159,249
									3,340	(9)	$92,088
									3,340	(10)	$92,088
									5,067	(11)	$139,692
									2,505	(12)	$69,066
									2,505	(13)	$69,066
									2,505	(14)	$69,066
						15,532	(16)	$428,219
									1,920	(17)	$52,929
									1,920	(18)	$52,929
									1,920	(19)	$52,929
									1,920	(20)	$52,929
									2,560	(21)	$70,573
									2,560	(22)	$70,573
									2,560	(23)	$70,573
Steve Filipov						8,208	(2)	$226,284
									12,208	(3)	$336,570
									12,107	(4)	$333,800
									5,986	(5)	$165,036
									5,986	(6)	$165,036
						13,891	(7)	$382,975
									5,889	(8)	$162,371
									3,406	(9)	$93,893
									3,406	(10)	$93,893
									5,166	(11)	$142,431
									2,554	(12)	$70,420
									2,554	(13)	$70,420
									2,554	(14)	$70,420
						15,532	(16)	$428,219
									1,920	(17)	$52,929
									1,920	(18)	$52,929
									1,920	(19)	$52,929
									1,920	(20)	$52,929
									2,560	(21)	$70,573
									2,560	(22)	$70,573
									2,560	(23)	$70,573

2019 PROXY STATEMENT

COMPENSATION

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Matthew Fearon						7,461(2)	$205,711
								11,098	(3)	$305,973
								11,007	(4)	$303,455
								5,442	(5)	$150,033
								5,442	(6)	$150,033
						11,754(7)	$324,060
								4,983	(8)	$137,391
								2,882	(9)	$79,448
								2,882	(10)	$79,448
								4,371	(11)	$120,519
								2,161	(12)	$59,586
								2,161	(13)	$59,586
								2,161	(14)	$59,586
						12,679(16)	$349,566
								1,567	(17)	$43,208
								1,567	(18)	$43,208
								1,567	(19)	$43,208
								1,567	(20)	$43,208
								2,090	(21)	$57,610
								2,090	(22)	$57,610
								2,090	(23)	$57,610
(1)	Values based on the closing price of the Company’s Common Stock on the NYSE on December 31, 2018 of $27.57.
(2)	The shares of Restricted Stock vested on March 3, 2019.
(3)	The shares of Restricted Stock vested on March 3, 2019 because the Company exceeded its target TSR percentile rank for 2016. Based on the Company’s performance, each executive earned 200% of the initial performance award.
(4)	The shares of Restricted Stock will vest on the third anniversary of the date of grant because the Company exceeded its target TSR percentile rank for 2017. Based on the Company’s performance, each executive earned 200% of the initial performance award.
(5)	The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual period between January 1, 2018 and December 31, 2018. If this target is achieved, the shares will vest in full on the third anniversary of the date of grant. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank. As the Company’s TSR percentile rank for the period January 1, 2018 through December 31, 2018 was below the threshold of the 30th percentile for that time period, the executives did not receive any portion of the performance-based award.
(6)	The shares of Restricted Stock vested on March 3, 2019 because the Company exceeded its targeted TSR percentile rank for the annual periods between January 1, 2016 and December 31, 2018. Based on the Company’s performance, each executive earned 113% of the performance award.
(7)	The shares of Restricted Stock vest as follows: ½ on March 2, 2019 and ½ on March 2, 2020.
(8)	The shares of Restricted Stock will vest on the later of the third anniversary of the date of grant, or after the Company’s 2019 financial statements are completed and filed with the SEC because the Company exceeded its target ROIC for 2017. Based on the Company’s performance, each executive earned 171% of the initial performance award.
(9)	The shares of Restricted Stock will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2019 financial statements are completed and filed with the SEC because the Company achieved its targeted ROIC in 2018. Based on the Company’s performance, each executive earned 120% of the initial performance award.
(10)	The shares of Restricted Stock will vest if the Company achieves a targeted ROIC in 2019. If the target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2019 financial statements are completed and filed with the SEC. The number of shares in this grant is subject to adjustment, up or down, based upon attainment above or below the targeted ROIC. The ROIC target for 2019 will be based upon the Company’s 2019 operating plan.
(11)	The shares of Restricted Stock will vest on the third anniversary of the date of grant because the Company exceeded its target TSR percentile rank for 2017. Based on the Company’s performance, each executive earned 200% of the initial performance award.
(12)	The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual period between January 1, 2018 and December 31, 2018. If this target is achieved, the shares will vest in full on the third anniversary of the date of grant. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank. As the Company’s TSR percentile rank for the period January 1, 2018 through December 31, 2018 was below the threshold of the 30th percentile for that time period, the executives did not receive any portion of the performance-based award.
(13)	The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual period between January 1, 2019 and December 31, 2019. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank.

2019 PROXY STATEMENT

COMPENSATION

(14)	The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual periods between January 1, 2017 and December 31, 2019. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank.
(15)	The shares of Restricted Stock vest as follows: 1∕2 on February 28, 2019; and 1∕2 on February 28, 2020.
(16)	The shares of Restricted Stock vest as follows: 1∕3 on March 8, 2019; 1∕3 on March 8, 2020; and 1∕3 on March 8, 2021.
(17)	The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual period between January 1, 2018 and December 31, 2018. If this target is achieved, the shares will vest in full on the third anniversary of the date of grant. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank. As the Company’s TSR percentile rank for the period January 1, 2018 through December 31, 2018 was below the threshold of the 30th percentile for that time period, the executives did not receive any portion of the performance-based award.
(18)	The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual period between January 1, 2019 and December 31, 2019. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank.
(19)	The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual period between January 1, 2020 and December 31, 2020. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank
(20)	The shares of Restricted Stock vest if the Company achieves a targeted TSR percentile rank for the annual periods between January 1, 2018 and December 31, 2020. If this target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant. The number of shares in this grant are subject to adjustment, up or down, based upon attainment above or below the targeted percentile rank.
(21)	The shares of Restricted Stock will vest on the later of the third anniversary of the date of grant, or after the Company’s 2020 financial statements are completed and filed with the SEC because the Company exceeded its target ROIC for 2018. Based on the Company’s performance, each executive earned 120% of the initial performance award.
(22)	The shares of Restricted Stock will vest if the Company achieves a targeted ROIC in 2019. If the target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2020 financial statements are completed and filed with the SEC. The number of shares in this grant is subject to adjustment, up or down, based upon attainment above or below the targeted ROIC. The ROIC target for 2019 will be based upon the Company’s 2019 operating plan.
(23)	The shares of Restricted Stock will vest if the Company achieves a targeted ROIC in 2020. If the target is achieved, the shares will vest in full on the later of the third anniversary of the date of grant, or after the Company’s 2020 financial statements are completed and filed with the SEC. The number of shares in this grant is subject to adjustment, up or down, based upon attainment above or below the targeted ROIC. The ROIC target for 2020 will be based upon the Company’s 2020 operating plan.

Option Exercises and Stock Vested

The table below summarizes the stock options exercised and each vesting of Restricted Stock during 2018 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John L. Garrison	0	0	93,663	$3,401,741
John D. Sheehan	0	0	27,514	$1,149,945
Eric I Cohen	0	0	44,230	$1,735,293
Steve Filipov	0	0	45,520	$1,785,819
Matthew Fearon	0	0	43,726	$1,714,704

Pension Benefits

The table below provides information with respect to each of the Company’s pension plans that provide for payments at, following, or in connection with the retirement of a Named Executive Officer.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John L. Garrison	Not Applicable	0		0	0
John D. Sheehan	Not Applicable	0		0	0
Eric I Cohen	DB SERP	20	(1)	$4,781,399	0
Steve Filipov	DB SERP	20		$3,944,412	0
Matthew Fearon	Not Applicable	0		0	0
(1)	Upon completing 15 years of service with the Company, Mr. Cohen was credited with an additional four years of service for benefit and vesting purposes.

2019 PROXY STATEMENT

COMPENSATION

The SERPs are intended to provide certain senior executives of the Company with retirement benefits in recognition of their contributions to the long-term growth of the Company. The DB SERP is closed to new participants. A senior executive participating in the DB SERP is not eligible to participate in the DC SERP.

Participants in the DB SERP with ten or more years of eligible service are vested and entitled to annual pension benefits beginning at a normal retirement age (“NRA”) of 65 or when age plus years of service first equal 90 (the “Normal Retirement Benefit”). Participants in the DB SERP who are vested but terminate employment prior to NRA shall receive a retirement benefit that is equal to the actuarial equivalent of the Normal Retirement Benefit.

The compensation covered by the DB SERP is generally based on a participant’s final five-year average of annual salary and bonus. Benefits are computed assuming an NRA of 65 or when age plus years of service first equal 90. Benefits accrue at 2% of average compensation per year of service, payable at the NRA, up to a maximum of 20 years of service.

Benefits are payable monthly as a life annuity with 120 monthly payments guaranteed. Benefits are reduced by 50% for Social Security or similar payments and 100% for any other Company-paid defined benefit retirement benefits.

Participants in the DC SERP with ten or more years of eligible service are vested and entitled to contributions made by the Company to their DC SERP account. Mr. Sheehan was credited with five years of service for vesting purposes when we was hired by the Company. Annual contributions are based upon 10% of the participant’s base salary and bonus earned. DC SERP accounts are invested in the Baird Core Plus Bond Fund (Institutional Class). Benefits are payable in a lump sum payout following termination of employment.

See Note O – “Retirement Plans and Other Benefits” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for a detailed description of the assumptions that the Company uses in determining the present value of the accumulated benefit.

Nonqualified Deferred Compensation

The table below provides information for the Named Executive Officers with respect to the Company’s Deferred Compensation Plan and ERISA Excess Plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
John L. Garrison	$38,125	$590,873	$(602,078)	0	$1,361,434
John D. Sheehan	$131,650	$179,565	$(104,113)	0	$324,628
Eric I Cohen	$23,354	$90,831	$(26,045)	0	$258,035
Steve Filipov	0	0	0	0	0
Matthew Fearon	$151,011	$323,600	$(87,702)	0	$911,577
(1)	The amounts shown in the “Executive Contributions in Last FY” column are included in the “Salary”, “Bonus” and/or “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table above.
(2)	The amounts shown in the “Registrant Contributions in Last FY” column are included in the “All Other Compensation” column of the Summary Compensation Table above.
(3)	Includes $284,890 for Mr. Garrison, $22,500 for Mr. Sheehan, $67,477 for Mr. Cohen and $166,229 for Mr. Fearon, which amounts were included in Summary Compensation Tables in previous years.

Under the Deferred Compensation Plan or ERISA Excess Plan, a Named Executive Officer may defer up to (i) 20% of his/her salary and (ii) 100% of his/her bonus (participants may not defer salary and/or bonus amounts in the same year to both the Deferred Compensation Plan and the ERISA Excess Plan). The deferrals in the Deferred Compensation Plan may be invested in Common Stock or in a bond fund and deferrals in the ERISA Excess Plan may be invested in a number of investment options that generally mirror the investment options of the Company’s 401(k) Plan. The Deferred Compensation Plan bond deferrals are invested in the Baird Core Plus Bond Fund (Institutional Class). For Deferred Compensation Plan deferrals, the Company makes a contribution of 25% of the Named Executive Officer’s salary and/or bonus that is deferred and invested in Common Stock. For ERISA Excess Plan deferrals, the Company makes a contribution of 100% of the Named Executive Officer’s salary and/or bonus that is deferred to the extent such deferral does not exceed 5% of salary and bonus. The Company does not make a contribution with respect to any deferrals into the Deferred Compensation Plan bond fund. Participants in the Deferred Compensation Plan and ERISA Excess Plan are always fully vested in their deferrals and any matching contributions received. See “Pension Benefits” above for details on the DC SERP, including its vesting schedule.

2019 PROXY STATEMENT

COMPENSATION

The Named Executive Officers may receive payments under the Deferred Compensation Plan and ERISA Excess Plan after their employment terminates, upon their death or if they have an unforeseeable emergency (as defined in the Deferred Compensation Plan).

In addition, participants in the Deferred Compensation Plan may elect to receive all or a portion of their deferral, including the Company’s matching contribution, after the deferral has been in the Deferred Compensation Plan for at least three years. Furthermore, for deferrals made prior to

December 31, 2004, if they elect to receive an accelerated distribution under the Deferred Compensation Plan, the Named Executive Officers shall (i) forfeit 10% of the amount of the distribution to the Company, (ii) forfeit any Company matching contribution that has not been in the plan for at least one year due to the accelerated distribution and (iii) be unable to make further deferrals into the plan for at least 12 months. In accordance with Section 409A of the Code, accelerated distributions are not allowed under the Deferred Compensation Plan for any deferrals made after December 31, 2004.

Potential Payments Upon Termination or Change in Control

Pursuant to the Executive Agreements in effect as of December 31, 2018, if an executive’s employment with the Company is terminated within six months of a Change in Control (as defined in the Executive Agreements) in anticipation of such Change in Control or within 24 months following a Change in Control, other than for Cause, by reason of death or Permanent Disability or by the executive without Good Reason (each as defined in the Executive Agreements), the executive is to receive (i) two times his base salary, (ii) two times his target annual bonus, (iii) a prorata payment for year to date service, and (iv) any accrued vacation pay. This payment is to be paid in a lump sum simultaneously with the executive’s termination or on a monthly basis. In addition, the executive also will receive (a) immediate vesting of unvested stock options, stock grants and cash performance awards, with a period of up to six months following termination to exercise such options, (b) continuing insurance coverage for 24 months from termination, (c) continuation of all other benefits in effect at the time of termination for 24 months from termination and (d) outplacement services for a period of at least 12 months from termination.

In the event an executive’s employment with the Company is terminated by the Company without Cause or by the executive for Good Reason (other than in connection with a Change in Control), the Company is to pay the executive (i) two times his base salary, (ii) two times his target annual bonus, (iii) a prorata payment for year to date service, and (iv) any accrued vacation pay. This amount is to be paid in 24 equal monthly payments. In such event, the executive would also have the right to exercise any stock options, long-term incentive awards or similar awards for up to six months following termination, and would immediately vest in non-performance based options and stock awards granted under the Company’s incentive plans that would vest in the 24 months following the date of termination. In addition, the Company would also provide continuing insurance coverage, continuation of all other benefits in effect at the time of termination for 24 months from termination and outplacement services for a period of at least 12 months from termination.

As part of the Executive Agreements, the executives agree to keep confidential certain Company information and not to disparage the Company. In addition, Messrs. Garrison and Sheehan agree that, for a period of 24 months (Messrs. Filipov and Fearon for 18 months), following the date of termination (or 24 months for Messrs. Filipov and Fearon following such termination, if such termination is within 24 months following a Change in Control), the executive will not, without the prior written consent of the Company, directly or indirectly engage in or render any services to any Competitive Business (as such term is defined in the Executive Agreements) nor solicit, induce or entice any employee of the Company to leave the Company.

Each Executive Agreement has an initial term of one year and automatically renews for an additional term of one year commencing on each anniversary of the date of the agreement until and unless either party sends written notice of non-renewal to the other party at least six months prior to a renewal date; provided, however, that if a Change in Control shall occur during the initial or renewed term of such agreement, then the Executive Agreement remains in effect until the third anniversary of the date of the Change in Control.

2019 PROXY STATEMENT

COMPENSATION

The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Garrison, assuming that the triggering event took place on December 31, 2018 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on December 31, 2018 and Mr. Garrison was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early or Normal Retirement	Involuntary Not For Cause or Good Reason Termination		For Cause Termination	Involuntary Not For Cause or Good Reason Termination (CIC)		Death	Disability
Base Salary	0	0	$1,900,000		0	$1,900,000		0	0
Annual Incentive	0	0	$3,562,500		0	$3,562,500		0	0
Restricted Shares (time-based)	0	0	$3,248,324		0	$3,790,682		$3,790,682	$3,790,682
Restricted Shares (performance-based)	0	0	$6,094,900		0	$13,826,879		$13,826,879	$13,826,879
Stock Options	0	0	0		0	0		0	0
Cash Awards	0	0	0		0	0		0	0
Disability Premiums	0	0	$2,000	(1)	0	$2,000	(1)	0	0
Life Insurance Premiums	0	0	$5,000	(1)	0	$5,000	(1)	0	0
Retirement Plan Payments(2)	$1,100,000	$1,100,000	$1,100,000		$1,100,000	$1,100,000		$1,100,000	$1,100,000
Life Insurance Proceeds	0	0	0		0	0		$900,000	0
Disability Benefits	0	0	0		0	0		0	$1,000,000	(3)
(1)	Reflects the estimated value of a benefit that Mr. Garrison would be entitled to receive.
(2)	Reflects the estimated value of Mr. Garrison’s qualified and non-qualified retirement plans on December 31, 2018.
(3)	Reflects the estimated value of all future payments that Mr. Garrison would be entitled to receive under the Company’s disability program.

The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Sheehan, assuming that the triggering event took place on December 31, 2018 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on

December 31, 2018 and Mr. Sheehan was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early or Normal Retirement	Involuntary Not For Cause or Good Reason Termination		For Cause Termination	Involuntary Not For Cause or Good Reason Termination (CIC)		Death	Disability
Base Salary	0	0	$1,326,000		0	$1,326,000		0	0
Annual Incentive	0	0	$1,491,750		0	$1,491,750		0	0
Restricted Shares (time-based)	0	0	$1,988,849		0	$2,216,049		$2,216,049	$2,216,049
Restricted Shares (performance-based)	0	0	$457,193		0	$1,729,769		$1,729,769	$1,729,769
Stock Options	0	0	0		0	0		0	0
Cash Awards	0	0	0		0	0		0	0
Disability Premiums	0	0	$2,000	(1)	0	$2,000	(1)	0	0
Life Insurance Premiums	0	0	$5,000	(1)	0	$5,000	(1)	0	0
Retirement Plan Payments(2)	$250,000	$250,000	$250,000		$250,000	$250,000		$250,000	$250,000
Life Insurance Proceeds	0	0	0		0	0		$900,000	0
Disability Benefits	0	0	0		0	0		0	$1,050,000	(3)
(1)	Reflects the estimated value of a benefit that Mr. Sheehan would be entitled to receive.
(2)	Reflects the estimated value of Mr. Sheehan’s qualified and non-qualified retirement plans on December 31, 2018.
(3)	Reflects the estimated value of all future payments that Mr. Sheehan would be entitled to receive under the Company’s disability program.

2019 PROXY STATEMENT

COMPENSATION

The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Cohen, assuming that the triggering event took place on December 31, 2018 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on

December 31, 2018 and Mr. Cohen was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early or Normal Retirement	Involuntary Not For Cause or Good Reason Termination		For Cause Termination		Involuntary Not For Cause or Good Reason Termination (CIC)		Death	Disability
Base Salary	0	0	$1,159,298		0		$1,159,298		0	0
Annual Incentive	0	0	$1,304,210		0		$1,304,210		0	0
Restricted Shares (time-based)	0	0	$897,657		0		$1,040,382		$1,040,382	$1,040,382
Restricted Shares (performance-based)	0	0	$999,798		0		$2,159,696		$2,159,696	$2,159,696
Stock Options	0	0	0		0		0		0	0
Cash Awards	0	0	0		0		0		0	0
Disability Premiums	0	0	$2,000	(1)	0		$2,000	(1)	0	0
Life Insurance Premiums	0	0	$5,000	(1)	0		$5,000	(1)	0	0
Retirement Plan Payments(2)	$6,150,000	$6,150,000	$6,150,000		$6,150,000	(3)	$7,200,000		$6,150,000	$6,150,000
Life Insurance Proceeds	0	0	0		0		0		$900,000	0
Disability Benefits	0	0	0		0		0		0	$800,000	(4)
(1)	Reflects the estimated value of a benefit that Mr. Cohen would be entitled to receive.
(2)	Reflects the estimated value of Mr. Cohen’s qualified and non-qualified retirement plans on December 31, 2018.
(3)	Under certain circumstances, if Mr. Cohen is terminated by the Company for Cause, he would not be entitled to DB SERP benefits.
(4)	Reflects the estimated value of all future payments that Mr. Cohen would be entitled to receive under the Company’s disability program.

The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Filipov, assuming that the triggering event took place on December 31, 2018 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on

December 31, 2018 and Mr. Filipov was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early or Normal Retirement	Involuntary Not For Cause or Good Reason Termination		For Cause Termination		Involuntary Not For Cause or Good Reason Termination (CIC)		Death	Disability
Base Salary	0	0	$1,183,716		0		$1,183,716		0	0
Annual Incentive	0	0	$1,331,682		0		$1,331,682		0	0
Restricted Shares (time-based)	0	0	$894,762		0		$1,037,487		$1,037,487	$1,037,487
Restricted Shares (performance-based)	0	0	$975,151		0		$2,127,742		$2,127,742	$2,127,742
Stock Options	0	0	0		0		0		0	0
Cash Awards	0	0	0		0		0		0	0
Disability Premiums	0	0	$2,000	(1)	0		$2,000	(1)	0	0
Life Insurance Premiums	0	0	$5,000	(1)	0		$5,000	(1)	0	0
Retirement Plan Payments(2)	$4,575,000	$4,575,000	$4,575,000		$4,575,000	(3)	$6,000,000		$4,575,000	$4,575,000
Life Insurance Proceeds	0	0	0		0		0		$900,000	0
Disability Benefits	0	0	0		0		0		0	$1,950,000	(4)
(1)	Reflects the estimated value of a benefit that Mr. Filipov would be entitled to receive.
(2)	Reflects the estimated value of Mr. Filipov’s qualified and non-qualified retirement plans on December 31, 2018.
(3)	Under certain circumstances, if Mr. Filipov is terminated by the Company for Cause, he would not be entitled to DB SERP benefits.
(4)	Reflects the estimated value of all future payments that Mr. Filipov would be entitled to receive under the Company’s disability program.

2019 PROXY STATEMENT

COMPENSATION

The following table describes the potential payments upon termination or a Change in Control of the Company for Mr. Fearon, assuming that the triggering event took place on December 31, 2018 using the share price of Common Stock as of that day (both as required by the SEC). However, a termination or Change in Control did not occur on

December 31, 2018 and Mr. Fearon was not terminated on that date. There can be no assurance that a termination or Change in Control would produce the same or similar results as those described if it occurs on any other date or when the Common Stock is trading at any other price.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Early or Normal Retirement	Involuntary Not For Cause or Good Reason Termination		For Cause Termination	Involuntary Not For Cause or Good Reason Termination (CIC)		Death	Disability
Base Salary	0	0	$1,030,200		0	$1,030,200		0	0
Annual Incentive	0	0	$1,158,975		0	$1,158,975		0	0
Restricted Shares (time-based)	0	0	$762,809		0	$879,318		$879,318	$879,318
Restricted Shares (performance-based)	0	0	$867,325		0	$1,850,719		$1,850,719	$1,850,719
Stock Options	0	0	0		0	0		0	0
Cash Awards	0	0	0		0	0		0	0
Disability Premiums	0	0	$2,000	(1)	0	$2,000	(1)	0	0
Life Insurance Premiums	0	0	$5,000	(1)	0	$5,000	(1)	0	0
Retirement Plan Payments(2)	$2,125,000	$2,125,000	$2,125,000		$2,125,000	$2,125,000		$2,125,000	$2,125,000
Life Insurance Proceeds	0	0	0		0	0		$900,000	0
Disability Benefits	0	0	0		0	0		0	$1,175,000	(3)
(1)	Reflects the estimated value of a benefit that Mr. Fearon would be entitled to receive.
(2)	Reflects the estimated value of Mr. Fearon’s qualified and non-qualified retirement plans on December 31, 2018.
(3)	Reflects the estimated value of all future payments that Mr. Fearon would be entitled to receive under the Company’s disability program.

Equity Compensation Plan Information

The following table summarizes information about the Company’s equity compensation plans as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	—	(1)	$—	2,697,596
Equity compensation plans not approved by stockholders	—		—	—
Total	—			2,697,596
(1)	This does not include 2,976,227 shares of restricted stock awards and 764,079 shares held in a rabbi trust for a deferred compensation plan.

CEO Pay Ratio

For 2018, we used the same median employee that was identified in 2017 since there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. The median annual total compensation of all employees of the Company (other than the CEO), was $53,609. The annual total compensation of the Company’s CEO was $9,629,700. Based on this information, the ratio of the annual total compensation of the Company’s CEO to the median of the annual total compensation of all employees was approximately 180 to 1 in 2018. The process that we used to determine our median employee in 2017 is summarized below.

In order to determine the median employee from a compensation perspective, the Company used cash salary paid in the 2017 calendar year for all employees worldwide employed as of December 21, 2017. Salary amounts were annualized for all employees who were hired after January 1, 2017. For those employees compensated in foreign currencies, average exchange rates for the full year 2017 were used to convert their compensation into U.S. dollars. The Company determined that its median employee from a compensation perspective is employed in one of its manufacturing locations in the United States. To determine the ratio disclosed above, the Company calculated the median employee’s compensation for fiscal 2017 in accordance with the rules applicable to the compensation elements included in the Summary Compensation Table and compared such compensation to the compensation of the Company’s CEO, as reported in the Summary Compensation Table.

Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

2019 PROXY STATEMENT

AUDIT

PROPOSAL 3: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP has audited the consolidated financial statements and the internal control over financial reporting of the Company for 2018. The Board, at the recommendation of the Audit Committee, desires to continue the service of this firm for 2019. Accordingly, the Board recommends to the stockholders ratification of the retention of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. If the stockholders do not approve PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, the Board and the Audit Committee will reconsider this selection.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

Audit Fees

During the last two fiscal years ended December 31, 2018 and December 31, 2017, PricewaterhouseCoopers LLP charged the Company $7,366,000 and $7,451,000, respectively, for professional services rendered by such firm for the audit of the Company’s annual financial statements and internal control over financial reporting, review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q for each fiscal year, work performed for statutory audits as well as procedures related to the filing of a Registration Statement on Form S-8 in 2018 and Form S-3 in 2017.

Audit-Related Fees

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to services around the Company’s adoption of a new financial accounting and reporting standard and assessment of the Company’s work regarding its financial system upgrade and implementation. The aggregate fees billed by PricewaterhouseCoopers LLP for such audit-related services for the fiscal years ended December 31, 2018 and December 31, 2017 were $682,000 and $170,000, respectively.

Tax Fees

The aggregate fees billed for tax services provided by PricewaterhouseCoopers LLP in connection with tax compliance and tax consulting services for the fiscal years ended December 31, 2018 and December 31, 2017 were $193,000 and $201,000, respectively.

All Other Fees

The aggregate fees billed for services not included in the above services for the fiscal years ended December 31, 2018 and December 31, 2017 were $4,000 and $4,000, respectively, and were primarily related to miscellaneous items.

All of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the general pre-approval provisions set forth in the Audit Committee’s pre-approval policies described in “Audit Committee Meetings and Responsibilities.”

The Board recommends that the stockholders vote FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019.

2019 PROXY STATEMENT

AUDIT

Audit Committee Report

The Audit Committee of the Board has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2018 with the management of the Company and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16. The Audit Committee also has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP the independence of such independent registered public accounting firm. The Audit Committee also has considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independent registered public accounting firm’s independence.

Based on its review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements for the Company’s fiscal year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2018 for filing with the SEC.

The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes. However, the members of the Audit Committee are not practicing certified public accountants or professional auditors and rely, without independent verification, on the information provided to them and on the representations made by management, and on the report issued by the independent registered public accounting firm.

AUDIT COMMITTEE

THOMAS J. HANSEN
PAULA H. J. CHOLMONDELEY
DONALD DEFOSSET
RAIMUND KLINKNER
ANDRA RUSH
OREN G. SHAFFER

2019 PROXY STATEMENT

OTHER IMPORTANT INFORMATION

The Board does not know of any other business to be brought before the Annual Meeting. In the event any such matters are brought before the Annual Meeting, the persons named in the enclosed Proxy will vote the Proxies received by them as they deem best with respect to all such matters.

All proposals of stockholders intended to be included in the proxy statement to be presented at the 2020 Annual Meeting of Stockholders must be received at the Company’s offices at 200 Nyala Farm Road, Westport, Connecticut 06880, no later than December 5, 2019. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

To nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such a meeting, the Bylaws of the Company generally provides that notice must be given to the Secretary of the Company no more than 120 days nor less than 90 days prior to the first anniversary of the preceding year’s annual meeting. The Company anticipates that in order for a stockholder to nominate a candidate for election as a director at the Company’s 2020 annual meeting or to propose business for consideration at such meeting, notice must be given between January 16, 2020 and February 16, 2020. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

Pursuant to the rules of the SEC, services that deliver our communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver a single copy of our Notice of Internet Availability of Proxy Materials or Annual Report to Stockholders and Proxy Statement to multiple stockholders sharing the same address. Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report and Proxy Statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify us of their requests by calling (203) 222-7170 or writing Terex Corporation at 200 Nyala Farm Road, Westport, CT 06880.

STOCKHOLDERS ARE URGED TO VOTE THEIR PROXIES WITHOUT DELAY.
A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

By order of the Board of Directors,

Eric I Cohen
Secretary

April 3, 2019
Westport, Connecticut

2019 PROXY STATEMENT

TEREX CORPORATION
200 NYALA FARM ROAD
WESTPORT, CT 06880

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time either (i) Monday, May 13, 2019 for shares in the 401(k) plan or (ii) Wednesday, May 15, 2019 for all other shares. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/terex2019**

The Company will be hosting the meeting live via the Internet this year. You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time either (i) Monday, May 13, 2019 for shares in the 401(k) plan or (ii) Wednesday, May 15, 2019 for all other shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E71060-P16088 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEREX CORPORATION

1. ELECTION OF DIRECTORS

NOMINEES:

	For	Against	Abstain
1a) Paula H.J. Cholmondeley	☐	☐	☐
1b) Don DeFosset	☐	☐	☐
1c) John L. Garrison Jr.	☐	☐	☐
1d) Thomas J. Hansen	☐	☐	☐
1e) Matthew Hepler	☐	☐	☐
1f) Raimund Klinkner	☐	☐	☐
1g) Andra Rush	☐	☐	☐
1h) David A. Sachs	☐	☐	☐
1i) David C. Wang	☐	☐	☐
1j) Scott W. Wine	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE NAMED NOMINEES AND "FOR" PROPOSALS 2 AND 3.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS OF

TEREX CORPORATION

THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the Annual Meeting of Stockholders live via the Internet, you can ensure that these shares are represented at the meeting by completing, signing and returning your proxy card on the reverse side.

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and VSM Insert are available at www.proxyvote.com.

Please detach and mail in the envelope provided.

E71061-P16088

TEREX CORPORATION

2019 ANNUAL MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John L. Garrison Jr. and Eric I Cohen, and either one of them, proxies with the power of substitution to act, by unanimous vote, or if only one votes or acts then by that one, to vote for the undersigned at the Annual Stockholders' Meeting of Terex Corporation, to be held at 10:00 A.M., Eastern Time on Thursday, May 16, 2019, live via the Internet at www.virtualshareholdermeeting.com/terex2019, and any adjournment or postponement thereof, as follows:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL THE BOARD OF DIRECTORS' NOMINEES AND FOR PROPOSALS 2 AND 3.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side)